=================================================================









              AGREEMENT AND PLAN OF REORGANIZATION




                             between



                     THE WALT DISNEY COMPANY


                               and


                    CAPITAL CITIES/ABC, INC.









                    Dated as of July 31, 1995







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                        Table of Contents

                                                             Page

RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

                            ARTICLE 1

               FORMATION OF HOLDING COMPANY AND
               SUBSIDIARIES. . . . . . . . . . . . . . . . . .  2

     1.1.      Organization of Holding Company . . . . . . . .  2
     1.2.      Directors and Officers of Holding Company . . .  2
     1.3.      Organization of Merger Subsidiaries . . . . . .  2
     1.4.      Actions of Directors and Officers . . . . . . .  3
     1.5.      Actions of Purchaser and Company. . . . . . . .  3

                            ARTICLE 2

               THE MERGERS; CLOSING. . . . . . . . . . . . . .  3

     2.1.      The Mergers . . . . . . . . . . . . . . . . . .  3
     2.2.      The Closing . . . . . . . . . . . . . . . . . .  4

                            ARTICLE 3

               DIRECTORS AND OFFICERS OF THE MERGER
               SUBSIDIARIES AND SURVIVING CORPORATIONS . . . .  4

     3.1.      Directors . . . . . . . . . . . . . . . . . . .  4
     3.2.      Officers. . . . . . . . . . . . . . . . . . . .  5

                            ARTICLE 4

               EFFECT OF THE MERGERS ON SECURITIES OF THE
               PURCHASER, THE COMPANY AND THE MERGER
               SUBSIDIARIES. . . . . . . . . . . . . . . . . .  5

     4.1.      Merger Sub Stock. . . . . . . . . . . . . . . .  5
     4.2.      Cancellation of Holding Company Capital
               Stock . . . . . . . . . . . . . . . . . . . . .  5
     4.3.      Conversion of Purchaser Stock . . . . . . . . .  5
     4.4.      Conversion of Company Common Stock. . . . . . .  6
     4.5.      Company Common Stock Elections. . . . . . . . .  8
     4.6.      Proration . . . . . . . . . . . . . . . . . . . 10
     4.7.      Dividends, Fractional Shares, Etc.. . . . . . . 12

                            ARTICLE 5

               REPRESENTATIONS AND WARRANTIES OF
               COMPANY . . . . . . . . . . . . . . . . . . . . 13

     5.1.      Existence; Good Standing; Corporate
               Authority . . . . . . . . . . . . . . . . . . . 13
     5.2.      Authorization, Validity and Effect of
               Agreements. . . . . . . . . . . . . . . . . . . 14
     5.3.      Capitalization. . . . . . . . . . . . . . . . . 14
     5.4.      Subsidiaries. . . . . . . . . . . . . . . . . . 15
     5.5.      Other Interests . . . . . . . . . . . . . . . . 16
     5.6.      No Conflict; Required Filings and Consents. . . 16
     5.7.      Compliance. . . . . . . . . . . . . . . . . . . 17
     5.8.      SEC Documents . . . . . . . . . . . . . . . . . 18
     5.9.      Litigation. . . . . . . . . . . . . . . . . . . 19
     5.10.     Absence of Certain Changes. . . . . . . . . . . 19
     5.11.     Taxes . . . . . . . . . . . . . . . . . . . . . 19
     5.12.     Employee Benefit Plans. . . . . . . . . . . . . 20
     5.13.     Labor Matters . . . . . . . . . . . . . . . . . 21
     5.14.     No Brokers. . . . . . . . . . . . . . . . . . . 21
     5.15.     Opinion of Financial Advisor. . . . . . . . . . 21

                            ARTICLE 6

               REPRESENTATIONS AND WARRANTIES OF
               PURCHASER . . . . . . . . . . . . . . . . . . . 22

     6.1.      Existence; Good Standing; Corporate
               Authority . . . . . . . . . . . . . . . . . . . 22
     6.2.      Authorization, Validity and Effect of
               Agreements. . . . . . . . . . . . . . . . . . . 22
     6.3.      Capitalization. . . . . . . . . . . . . . . . . 23
     6.4.      Subsidiaries. . . . . . . . . . . . . . . . . . 23
     6.5.      Other Interests . . . . . . . . . . . . . . . . 24
     6.6.      No Conflict; Required Filings and Consents. . . 24
     6.7.      Compliance. . . . . . . . . . . . . . . . . . . 25
     6.8.      SEC Documents . . . . . . . . . . . . . . . . . 26
     6.9.      Litigation. . . . . . . . . . . . . . . . . . . 27
     6.10.     Absence of Certain Changes. . . . . . . . . . . 27
     6.11.     Taxes . . . . . . . . . . . . . . . . . . . . . 27
     6.12.     Employee Benefit Plans. . . . . . . . . . . . . 28
     6.13.     Labor Matters . . . . . . . . . . . . . . . . . 28
     6.14.     Opinion of Financial Advisor. . . . . . . . . . 29
     6.15.     No Brokers. . . . . . . . . . . . . . . . . . . 29

                            ARTICLE 7

               COVENANTS . . . . . . . . . . . . . . . . . . . 29

     7.1.      Alternative Proposals . . . . . . . . . . . . . 29
     7.2.      Interim Operations. . . . . . . . . . . . . . . 31
     7.3.      Meetings of Stockholders. . . . . . . . . . . . 33
     7.4.      Filings, Other Action . . . . . . . . . . . . . 34
     7.5.      Inspection of Records . . . . . . . . . . . . . 35
     7.6.      Publicity . . . . . . . . . . . . . . . . . . . 35
     7.7.      Registration Statement. . . . . . . . . . . . . 35
     7.8.      Listing Application . . . . . . . . . . . . . . 37
     7.9.      Further Action. . . . . . . . . . . . . . . . . 37
     7.10.     Affiliate Letters . . . . . . . . . . . . . . . 37
     7.11.     Expenses. . . . . . . . . . . . . . . . . . . . 37
     7.12.     Insurance; Indemnity. . . . . . . . . . . . . . 37
     7.13.     Rights Agreements . . . . . . . . . . . . . . . 39
     7.14.     Takeover Statute. . . . . . . . . . . . . . . . 39
     7.15.     Conduct of Business by Holding Company and
               the Merger Subsidiaries Pending the Mergers . . 39
     7.16.     Employee Benefits . . . . . . . . . . . . . . . 40
     7.17.     Conveyance Taxes. . . . . . . . . . . . . . . . 40
     7.18.     Gains Tax . . . . . . . . . . . . . . . . . . . 41

                            ARTICLE 8

               CONDITIONS. . . . . . . . . . . . . . . . . . . 41

     8.1.      Conditions to Each Party's Obligation to
               Effect the Mergers. . . . . . . . . . . . . . . 41
     8.2.      Conditions to Obligation of Company to Effect
               the Mergers . . . . . . . . . . . . . . . . . . 42
     8.3.      Conditions to Obligation of Purchaser to
               Effect the Mergers. . . . . . . . . . . . . . . 43

                            ARTICLE 9

               TERMINATION . . . . . . . . . . . . . . . . . . 44

     9.1.      Termination by Mutual Consent . . . . . . . . . 44
     9.2.      Termination by Either Purchaser or Company. . . 44
     9.3.      Termination by Company. . . . . . . . . . . . . 45
     9.4.      Termination by Purchaser. . . . . . . . . . . . 45
     9.5.      Effect of Termination and Abandonment . . . . . 46
     9.6.      Extension, Waiver . . . . . . . . . . . . . . . 47

                           ARTICLE 10

               GENERAL PROVISIONS. . . . . . . . . . . . . . . 47

     10.1.     Nonsurvival of Representations, Warranties
               and Agreements. . . . . . . . . . . . . . . . . 47
     10.2.     Notices . . . . . . . . . . . . . . . . . . . . 47
     10.3.     Assignment; Binding Effect. . . . . . . . . . . 48
     10.4.     Entire Agreement. . . . . . . . . . . . . . . . 48
     10.5.     Amendment . . . . . . . . . . . . . . . . . . . 48
     10.6.     Governing Law . . . . . . . . . . . . . . . . . 49
     10.7.     Counterparts. . . . . . . . . . . . . . . . . . 49
     10.8.     Headings. . . . . . . . . . . . . . . . . . . . 49
     10.9.     Interpretation. . . . . . . . . . . . . . . . . 49
     10.10.    Waivers . . . . . . . . . . . . . . . . . . . . 49
     10.11.    Incorporation of Exhibits . . . . . . . . . . . 49
     10.12.    Severability. . . . . . . . . . . . . . . . . . 49
     10.13.    Enforcement of Agreement. . . . . . . . . . . . 50
     10.14.    Subsidiaries. . . . . . . . . . . . . . . . . . 50

_____________

Exhibit A           Form of Affiliate Letter
Exhibit B           Form of Registration Rights Agreement

              AGREEMENT AND PLAN OF REORGANIZATION


          AGREEMENT AND PLAN OF REORGANIZATION (this
"Agreement"), dated as of July 31, 1995, between The Walt Disney
Company, a Delaware corporation (the "Purchaser") and Capital
Cities/ABC, Inc., a New York corporation (the "Company").


                            RECITALS

          A. The Boards of Directors of the Purchaser and the Company have approved, and deem it advisable and in the best interests of their respective companies and stockholders to consummate the reorganization (the "Reorganization") provided for herein, pursuant to which a newly-formed holding company ("Holding Company") will acquire all of the common stock of each of the Purchaser and the Company through mergers of Subsidiaries (as defined in Section 10.14) of Holding Company with and into each of the Purchaser and the Company.

          B. For federal income tax purposes, it is intended that (i) the Purchaser Merger (as hereinafter defined) qualify as an exchange under the provisions of Section 351 of the United States Internal Revenue Code of 1986, as amended (the "Code") and/or as a reorganization under the provisions of Section 368(a) of the Code and (ii) that the Company Merger (as hereinafter defined) qualify as an exchange under the provisions of Section 351 of the Code.

          C. Concurrently with the execution hereof, in order to induce the Purchaser to enter into this Agreement, the Purchaser is entering into a Stock Agreement (the "Stock Agreement") with Berkshire Hathaway, Inc. and Thomas S. Murphy providing for certain voting and other restrictions with respect to the shares of Company Common Stock (as defined in Section 4.4 herein) beneficially owned by Berkshire Hathaway, Inc. upon the terms and conditions specified therein.

          D. The Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.

          NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                            ARTICLE 1

          FORMATION OF HOLDING COMPANY AND SUBSIDIARIES

          1.1. Organization of Holding Company. As promptly as practicable following the execution of this Agreement and receipt of any required approvals, the Purchaser and the Company shall cause Holding Company to be organized under the laws of the State of Delaware. The Certificate of Incorporation and By-Laws of Holding Company shall be in such forms as shall be determined by Purchaser as soon as practicable following the execution of this Agreement; provided that the Certificate of Incorporation of Holding Company shall be substantially in the form of the Certificate of Incorporation of the Purchaser. The authorized capital stock of Holding Company shall consist initially of 1,200,000,000 shares of common stock, $.01 par value (the "Holding Company Common Stock"), of which one share shall be issued to the Purchaser and one share shall be issued to the Company at a price of $1.00 per share, and 100,000,000 shares of preferred stock, $.10 par value (the "Holding Company Preferred Stock"), none of which shall be initially issued.

          1.2. Directors and Officers of Holding Company.
(i) Upon formation of Holding Company, the directors and officers of Holding Company shall be designated by the Purchaser.
Each such officer and director shall remain in office until his or her successors are elected.

          1.3. Organization of Merger Subsidiaries. As promptly as practicable following the execution of this Agreement, the Purchaser and the Company shall cause the following companies (the "Merger Subsidiaries") to be organized for the sole purpose of effectuating the Purchaser Merger and the Company Merger contemplated herein:

          (i) DCA Merger Corp., a corporation organized under the laws of the State of Delaware ("Merger Sub A"). The Certificate of Incorporation and By-laws of Merger Sub A shall be in such forms as shall be determined by the Purchaser as soon as practicable following the execution of this Agreement. The authorized capital stock of Merger Sub A shall initially consist of 100 shares of common stock, par value $.01 per share, which shall be issued to Holding Company at a price of $1.00 per share.

          (ii) DCB Merger Corp., a corporation organized under the laws of the State of New York ("Merger Sub B" and, together with Merger Sub A, the "Merger Subsidiaries"). The Certificate of Incorporation and By-laws of Merger Sub B shall be in such forms as shall be determined by the Purchaser as soon as practicable following the execution of this Agreement. The authorized capital stock of Merger Sub B shall initially consist of 100 shares of common stock, par value $.01 per share, which shall be issued to Holding Company at a price of $1.00 per share.

          1.4. Actions of Directors and Officers. As promptly as practicable following the execution of this Agreement, the Purchaser shall designate the directors and officers of Merger Sub A and Merger Sub B. The Purchaser and the Company shall cause (i) Holding Company to elect the directors of the Merger Subsidiaries, (ii) the directors of Merger Sub A and Merger Sub B to elect their respective officers, (iii) the directors of Holding Company to ratify and approve this Agreement and to approve the forms of the Merger Agreements (as defined in Section 2.1), (iv) the Merger Agreements to be executed on behalf of the parties thereto, and (v) the directors and officers of the Merger Subsidiaries to take such steps as may be necessary or appropriate to complete the organization of the Merger Subsidiaries and to approve the Merger Agreements.

          1.5. Actions of Purchaser and Company. As promptly as practicable following the execution of this Agreement, as the holders of all of the outstanding shares of capital stock of Holding Company, the Purchaser and the Company shall cause Holding Company to ratify and approve this Agreement, and shall cause Holding Company, as the sole shareholder of each of the Merger Subsidiaries, to adopt the Merger Agreements. Each of the Purchaser and the Company shall cause Holding Company and the Merger Subsidiaries to perform their respective obligations under this Agreement and the Merger Agreements.


                            ARTICLE 2

                      THE MERGERS; CLOSING

          2.1. The Mergers. Pursuant to Plans of Merger, in forms to be mutually agreed upon by the Purchaser and the Company (sometimes hereinafter referred to individually as the "Purchaser Merger Agreement" and the "Company Merger Agreement", respectively, and collectively as the "Merger Agreements"), upon the terms and subject to the conditions set forth in this Agreement and in the Merger Agreements:

          (a) Merger Sub A shall be merged with and into the Purchaser (the "Purchaser Merger") in accordance with the applicable provisions of the laws of the State of Delaware. Purchaser shall be the surviving corporation in the Purchaser Merger and shall continue its corporate existence under the laws of the State of Delaware. As a result of the Purchaser Merger, Purchaser shall become a wholly owned Subsidiary of Holding Company. The effects and consequences of the Purchaser Merger shall be as set forth in the Purchaser Merger Agreement.

          (b) Merger Sub B will be merged with and into the Company (the "Company Merger"), in accordance with the applicable provisions of the laws of the State of New York. The Company shall be the surviving corporation in the Company Merger and shall continue its corporate existence under the laws of the State of New York. As a result of the Company Merger, the Company shall become a wholly owned Subsidiary of Holding Company. The effects and consequences of the Company Merger shall be as set forth in the Company Merger Agreement. The term "Mergers" shall mean the Purchaser Merger and the Company Merger.

          (c) The term "Effective Time" shall mean the time and date which is the later of (i) the date and time of the filing of the certificate of merger relating to the Purchaser Merger with the Secretary of State of the State of Delaware (or such other date and time as may be specified in such certificate as may be permitted by Delaware) and (ii) the date and time of the filing of a certificate of merger by the Department of State of the State of New York with respect to the Company Merger (or such other date and time as may be specified in such certificate as may be permitted by law).

          2.2. The Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement and the Merger Agreements (the "Closing") shall take place (a) at the offices of Dewey Ballantine, 1301 Avenue of the Americas, New York, New York, at 10:00 a.m., local time, on the first business day following the day on which the last to be fulfilled or waived of the conditions set forth in Article 8 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as the Purchaser and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."


                            ARTICLE 3

      DIRECTORS AND OFFICERS OF THE MERGER SUBSIDIARIES AND
                     SURVIVING CORPORATIONS

          3.1. Directors. The directors of the Purchaser immediately prior to the Effective Time shall be the directors of the surviving corporation of the Purchaser Merger as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law. The directors of Merger Sub B immediately prior to the Effective Time shall be the directors of the surviving corporation of the Company Merger as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

          3.2. Officers. The officers of the Purchaser and the Company immediately prior to the Effective Time shall be the officers of the surviving corporations of the Purchaser Merger and the Company Merger, respectively, as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.


                            ARTICLE 4

             EFFECT OF THE MERGERS ON SECURITIES OF
     THE PURCHASER, THE COMPANY AND THE MERGER SUBSIDIARIES

          4.1. Merger Sub Stock. At the Effective Time, each share of the common stock of Merger Sub A outstanding immediately prior to the Effective Time shall be converted into and shall become one share of common stock of the surviving corporation of the Purchaser Merger. At the Effective Time, each share of the common stock of Merger Sub B outstanding immediately prior to the Effective Time shall be converted into and shall become one share of common stock of the surviving corporation of the Company Merger.

          4.2. Cancellation of Holding Company Capital Stock. At the Effective Time, each share of the capital stock of Holding
Company issued and outstanding immediately prior to the Effective
Time shall be cancelled and cease to exist.

          4.3. Conversion of Purchaser Stock.  (a)  Subject to
Section 4.3(b), at the Effective Time, each share of common stock, par value $0.025 per share, of the Purchaser, together with the associated Purchaser Rights (as hereinafter defined) ("Purchaser Common Stock") issued and outstanding at the Effective Time shall be converted into one share of Holding Company Common Stock. Upon such conversion, all such shares of Purchaser Common Stock shall be cancelled and cease to exist, and each certificate theretofore representing any such shares shall, without any action on the part of the holder thereof, be deemed to represent an equivalent number of shares of Holding Company Common Stock.

          (b) At the Effective Time, each share of Purchaser Common Stock which is held in the treasury of the Purchaser immediately prior to the Effective Time shall, by virtue of the Mergers, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.

          4.4. Conversion of Company Common Stock. (a) Except as otherwise provided in Section 4.6 and subject to Sections 4.4(c) and 4.4(d), at the Effective Time each issued and outstanding share of Common Stock, $.10 par value of the Company (the "Company Common Stock"), shall be converted into at the election of the holder thereof one of the following (as adjusted pursuant to Section 4.6, the "Merger Consideration"):

          (i) for each such share of Company Common Stock with respect to which an election to receive Holding Company Common Stock has been effectively made and not revoked or lost, pursuant to Sections 4.5(c), (d) and (e) (a "Stock Election"), the right to receive (x) one share of Holding Company Common Stock plus (y) a number of shares of Holding Company Common Stock equal to a fraction, the numerator of which is $65 and the denominator of which is the Purchaser Common Stock Price (collectively, the "Stock Consideration"). The "Purchaser Common Stock Price" means an amount equal to the average of the closing sales prices of Purchaser Common Stock on the New York Stock Exchange Composite Tape on each of the ten consecutive trading days immediately preceding the second trading day prior to the date of the Effective Time;

          (ii) for each such share of Company Common Stock (other than shares as to which a Stock Election was made), the right to receive in cash from the Purchaser, without interest, an amount equal to $65 plus the Purchaser Common
     Stock Price (collectively, the "Cash Consideration").

          (b) As a result of the Company Merger and without any action on the part of the holder thereof, at the Effective Time all shares of Company Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, the Merger Consideration and cash for fractional shares of Holding Company Common Stock in accordance with Sections 4.7(c) upon the surrender of a certificate representing such shares of Company Common Stock (a "Company Certificate").

          (c)  Notwithstanding anything contained in this Section
4.4 to the contrary, each share of Company Common Stock issued and held in the Company's treasury immediately prior to the Effective Time shall, by virtue of the Company Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.

          (d) Notwithstanding anything in this Section 4.4 to the contrary, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted such shares in favor of the Company Merger and who shall have properly exercised their rights of appraisal for such shares in the manner provided by the New York Business Corporation Law (the "NYBCL") (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment, as the case may be. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, his shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company shall give the Purchaser prompt notice of any Dissenting Shares (and shall also give the Purchaser prompt notice of any withdrawals of such demands for appraisal rights) and the Purchaser shall have the right to direct all negotiations and proceedings with respect to any such demands. Neither the Company nor the surviving corporation of the Company Merger shall, except with the prior written consent of the Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal rights.

          (e) At the Effective Time, each outstanding option or right to purchase shares of Company Common Stock (a "Company Option") shall, if agreed by the holder of any such Company Option, be assumed by Holding Company in such manner that it is converted into an option to purchase shares of Holding Company Common Stock, as provided below. Following the Effective Time, each such Company Option shall be exercisable upon the same terms and conditions as then are applicable to such Company Option, except that (i) each such Company Option shall be exercisable for that number of shares of Holding Company Common Stock equal to the product of (x) the number of shares of Company Common Stock for which such Company Option was exercisable and (y) the Stock Consideration specified in Section 4.4(a)(i) (before adjustment pursuant to Section 4.6(c)) and (ii) the exercise price of such option shall be equal to the exercise price of such option as of the date hereof divided by the Stock Consideration (before adjustment pursuant to Section 4.6(c)). It is the intention of the parties that, to the extent that any such Company Option constituted an "incentive stock option" (within the meaning of Section 422 of the Code) immediately prior to the Effective Time, such option continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and that the assumption of the Company Stock Options provided by this
Section 4.4(e) satisfy the conditions of Section 424(a) of the Code. From and after the date of this Agreement, no additional options to purchase shares of Company Common Stock shall be granted under the Company stock option plans or otherwise (other than an aggregate of 75,000 options to acquire Company Common Stock granted pursuant to the terms existing on the date hereof of the Company's stock option plan). Notwithstanding the foregoing provisions of this Section 4.4(e) or any other provision of this Agreement, the Company and the holder of any Company Option may amend such Company Option so that the holder of such Company Option (if it is outstanding at the Effective
Time) may elect to receive, in settlement thereof, for each share of Company Common Stock subject to a Company Option an amount (subject to any applicable withholding tax) in cash equal to the Cash Consideration (before adjustment pursuant to Section 4.6(d)) minus the per share exercise or purchase price of such Company Option as of the date hereof. Except as otherwise agreed to by the parties, the Company shall use reasonable efforts to ensure that no person shall have any right under any stock option plan (or any option granted thereunder) or other plan, program or arrangement with respect to, including any right to acquire, equity securities of the Company following the Effective Time.

          4.5 Company Common Stock Elections. (a) Each person who, at the Effective Time, is a record holder of shares of Company Common Stock (other than holders of shares of Company Common Stock to be cancelled as set forth in Section 4.4(c) or Dissenting Shares) shall have the right to submit an Election Form (as defined in Section 4.5(c)) specifying the number of shares of Company Common Stock that such person desires to have converted into the right to receive Holding Company Common Stock pursuant to the Stock Election and the number of shares of Company Common Stock that such person desires to have converted into the right to receive cash (a "Cash Election")

          (b) Promptly after the Allocation Determination (as defined in Section 4.5(d)), (i) Holding Company shall deposit (or cause to be deposited) with a bank or trust company to be designated by Purchaser and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this
Article IV, cash in the amount sufficient to pay the aggregate cash portion of the Merger Consideration and (ii) Holding Company shall deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the holders of shares of Purchaser Common Stock and for the benefit of holders of shares of Company Common Stock, certificates representing the shares of Holding Company Common Stock ("Holding Company Certificates") for exchange in accordance with this Article IV (the cash and shares deposited pursuant to clauses (i) and (ii) being hereinafter referred to as the "Exchange Fund"). Holding Company Common Stock into which Purchaser Common Stock and Company Common Stock shall be converted pursuant to the Mergers shall be deemed to have been issued at the Effective Time.

          (c) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Company Common Stock immediately prior to the Effective Time (excluding any shares of Company Common Stock which will be cancelled pursuant to Section 4.4(c) or Dissenting Shares) (A) a letter of transmittal (the "Company Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of such Company Certificates to the Exchange Agent and shall be in such form and have such other provisions as Purchaser shall specify), (B) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, and (C) an election form (the "Election Form") providing for such holders to make the Cash Election or the Stock Election. As of the Election Deadline (as hereinafter defined) all holders of Company Common Stock immediately prior to the Effective Time that shall not have submitted to the Exchange Agent or shall have properly revoked an effective, properly completed, Election Form shall be deemed to have made a Cash Election.

          (d) Any Cash Election (other than a deemed Cash Election) or Stock Election shall have been validly made only if the Exchange Agent shall have received by 5:00 p.m. New York, New York time on a date (the "Election Deadline") to be mutually agreed upon by the Purchaser and the Company (which date shall not be later than the twentieth business day after the Effective
Time), an Election Form properly completed and executed (with the signature or signatures thereof guaranteed to the extent required by the Election Form) by such holder accompanied by such holder's Company Certificates, or by an appropriate guarantee of delivery of such Company Certificates from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States as set forth in such Election Form. Any holder of Company Common Stock who has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised Election Form, properly completed and signed that is received by the Exchange Agent prior to the Election Deadline. Any holder of Company Common Stock may at any time prior to the Election Deadline revoke his election and withdraw his Company Certificates deposited with the Exchange Agent by written notice to the Exchange Agent received by the close of business on the day prior to the Election Deadline. As soon as practicable after the Election Deadline, the Exchange Agent shall determine the allocation of the cash portion of the Merger Consideration and the stock portion of the Stock Consideration and shall notify Holding Company of its determination (the "Allocation Determination").

          (e) Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with the Company Letter of Transmittal, duly executed, and such other documents as Purchaser or the Exchange Agent shall reasonably request, the holder of such Company Certificate shall be entitled to receive promptly after the Election Deadline in exchange therefor (A) a certified or bank cashier's check in the amount equal to the cash, if any, which such holder has the right to receive pursuant to the provisions of this Article IV (including any cash in lieu of fractional shares of Holding Company Common Stock pursuant to
Section 4.8(c)), and (B) a Holding Company Certificate representing that number of shares of Holding Company Common Stock, if any, which such holder has the right to receive pursuant to this Article IV (in each case less the amount of any required withholding taxes), and the Company Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 4.5, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

          (f) Purchaser shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of the Election Forms, the manner and extent to which Cash Elections or Stock Elections are to be taken into account in making the determinations prescribed by Section 4.6, the issuance and delivery of certificates for Holding Company Common Stock into which shares of Company Common Stock or Purchaser Common Stock are converted in the Mergers, and the payment of cash for shares of Company Common Stock converted into the right to receive cash in the Company Merger.

          4.6. Proration. (a) As is more fully set forth below, the maximum number of shares of Holding Company Common Stock to be issued to holders of Company Common Stock (the "Stock Cap") shall not exceed the number of Outstanding Company Shares. "Outstanding Company Shares" shall mean those shares of Company Common Stock outstanding immediately prior to the Effective Time minus (x) shares of Company Common Stock which will be cancelled pursuant to Section 4.4(c) and (y) Dissenting Shares (as long as such remain Dissenting Shares).

          (b) As is more fully set forth below, the aggregate amount of cash to be paid to holders of Outstanding Company Shares (the "Cash Cap") shall not exceed the product of (x) $65 and (y) the number of Outstanding Company Shares; provided, however, that the Purchaser shall have the right, in its sole discretion, to increase the Cash Cap so long as notice of such change is given to holders of the Outstanding Company Shares in the Company Letter of Transmittal or in any other manner reasonably calculated to so notify holders of Outstanding Company Shares not later than the day the Letter of Transmittal is transmitted to holders of Outstanding Company Shares.

          (c) In the event that the aggregate number of shares of Holding Company Common Stock represented by the Stock Elections received by the Exchange Agent (the "Requested Stock Amount") exceeds the Stock Cap, each holder making a Stock Election shall receive, for each share of Company Common Stock for which a Stock Election has been made, (x) a number of shares of Holding Company Common Stock equal to the product of the Stock Consideration and the Stock Proration Factor (as defined below) (such product, the "Prorated Stock Amount") and (y) cash in an amount equal to the product of (A) the Stock Consideration minus the Prorated Stock Amount and (B) the Purchaser Common Stock Price. The "Stock Proration Factor" shall be a fraction, the numerator of which is the Stock Cap and the denominator of which is the Requested Stock Amount.

          (d) In the event that the aggregate amount of cash represented by the Cash Elections received by the Exchange Agent (the "Requested Cash Amount") exceeds the Cash Cap (as such amount may have been increased at Purchaser's sole discretion pursuant to Section 4.6(b)), each holder making a Cash Election (and each holder who is deemed to have made a Cash Election pursuant to Section 4.5(c)) shall receive, for each share of Company Common Stock for which a Cash Election has been made, (x) cash in an amount equal to the product of the Cash Consideration and a fraction, the numerator of which is the Cash Cap and the denominator of which is the Requested Cash Amount (such product, the "Prorated Cash Amount") and (y) a number of shares of Holding Company Common Stock equal to a fraction, the numerator of which is equal to the Cash Consideration minus the Prorated Cash Amount and the denominator of which is the Purchaser Common Stock Price.

          4.7. Dividends, Fractional Shares, Etc.
(a) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Holding Company Common Stock shall be paid with respect to any shares of Company Common Stock represented by a Company Certificate, until such Company Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Company Certificate, there shall be paid to the holder of the Holding Company Certificates issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Holding Company Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Holding Company Common Stock, less the amount of any withholding taxes which may be required thereon.

          (b) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Purchaser or the Company of the shares of Purchaser Common Stock or Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing any such shares are presented to the surviving corporations of the Purchaser Merger or the Company Merger, they shall be cancelled and exchanged for certificates for the consideration, if any, deliverable in respect thereof pursuant to this Agreement and the Merger Agreements in accordance with the procedures set forth in this Article 4. Company Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until the Purchaser has received a written agreement from such person as provided in Section 7.10.

          (c) No fractional shares of Holding Company Common Stock shall be issued pursuant to the Company Merger. In lieu of the issuance of any fractional share of Holding Company Common Stock pursuant to the Company Merger, cash adjustments will be paid to holders in respect of any fractional share of Holding Company Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product of such fractional amount and the Purchaser Common Stock Price.

          (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Holding Company Common Stock) that remains unclaimed by the former stockholders of the Purchaser and the Company six months after the Effective Time shall be delivered to the Holding Company. Any former stockholder of the Purchaser or the Company who have not theretofore complied with this Article 4 shall thereafter look only to the applicable surviving corporation for payment of the applicable merger consideration, cash in lieu of fractional shares and unpaid dividends and distributions on the Holding Company Common Stock deliverable in respect of each share of Purchaser Common Stock or Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case without any interest thereon.

          (e) None of the Purchaser, the Company, the Holding Company, the surviving corporations of the Mergers, the Exchange Agent or any other person shall be liable to any former holder of shares of Purchaser Common Stock or Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (f) In the event that any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Holding Company, the posting by such person of a bond in such reasonable amount as Holding Company may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Certificate the applicable merger consideration, cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Holding Company Common Stock as provided in Section 4.7, deliverable in respect thereof pursuant to this Agreement and the Company Merger Agreement.


                            ARTICLE 5

            REPRESENTATIONS AND WARRANTIES OF COMPANY

          Except as set forth in the disclosure letter delivered at or prior to the execution hereof to the Purchaser (the
"Company Disclosure Letter") or in the Company Reports (as defined below), the Company represents and warrants to the Purchaser as of the date of this Agreement as follows:

          5.1. Existence; Good Standing; Corporate Authority.
The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole (a "Company Material Adverse Effect"). The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of the Company's Significant Subsidiaries (as defined in Section
10.14 hereof) is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect. The copies of the Company's Certificate of Incorporation and Bylaws previously made available to the Purchaser are true and correct.

          5.2. Authorization, Validity and Effect of Agreements. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of two-thirds of the outstanding shares of Company Common Stock, the consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

          5.3. Capitalization. The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 4,000,000 shares of preferred stock, no par value (the "Company Preferred Stock"). As of July 15, 1995, there were 154,061,655 shares of Company Common Stock, and no shares of Company Preferred Stock, issued and outstanding, plus 29,873,305 shares of Company Common Stock held in the Company's treasury. Since such date, (i) no additional shares of capital stock of the Company have been issued, except pursuant to the terms existing on the date hereof of the Company's stock option and employee stock purchase plans and other similar employee benefit plans (the "Company Stock Plans") and (ii) no options or other rights to acquire shares of the Company's capital stock have been granted (other than an aggregate of 75,000 options to acquire Company Common Stock granted pursuant to the terms existing on the date hereof of the Company's stock option plan). The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter (other than the preferred stock purchase rights of the Company (the "Rights") issued pursuant to the Rights Agreement, dated December 14, 1989, between the Company and Harris Trust Company (the "Company Rights Agreement")). All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries (other than under the Company Stock Plans and other than the Rights).

          5.4. Subsidiaries. The Company owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Company Significant Subsidiary) of each of the Company's Significant Subsidiaries. Each of the outstanding shares of capital stock of each of the Company's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company. Each of the outstanding shares of capital stock of each Significant Subsidiary of the Company is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The following information for each Significant Subsidiary of the Company has been previously provided to the Purchaser, if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital. All of the Subsidiaries of the Company other than the Significant Subsidiaries, when taken together, do not in the aggregate constitute a Significant Subsidiary of the Company.

          5.5. Other Interests. Except for interests in the Company Subsidiaries, neither the Company nor any Company Significant Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than (i) non-controlling investments in the ordinary course of business and corporate partnering, development, cooperative marketing and similar undertakings, arrangements entered into in the ordinary course of business and (ii) other investments of less than $100,000,000).

          5.6. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of (x) the Company or (y) any Significant Subsidiary, (ii) subject to making the filings and obtaining the approvals identified in Section 5.6(b) hereof, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) subject to making the filings and obtaining the approvals identified in
Section 5.6(b) hereof, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected, except, in the case of clauses (i)(y), (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Company Material Adverse Effect. The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, result in the loss of a material benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected. For the purposes hereof, "Material Contract" shall mean any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation that is material to the ownership or operation of any of ESPN, Lifetime Television and A&E Television Network (each a "Station"), or any network affiliate agreement.

          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity"), except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, (B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (C) applicable approvals of the Federal Communications Commission (the "FCC") pursuant to the Communications Act of 1934, as amended, and any regulations promulgated thereunder (the "Communications Act"), (D) filing and recordation of appropriate merger and similar documents as required by New York law and Delaware law and (E) applicable requirements, if any, of the Code and state, local and foreign tax laws, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Company Material Adverse Effect.

          5.7. Compliance. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation or,
(i) any law, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected, in each case except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have, individually or in the aggregate, a Company Material Adverse Effect. The Company and the Company Subsidiaries that are FCC licensees are financially qualified, and to the best of the Company's knowledge, are otherwise qualified to be FCC licensees. The Company is not aware of any facts or circumstances that might prevent or delay any necessary FCC approval of the transactions contemplated hereby.

          5.8. SEC Documents. (a) The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission ("SEC") since December 31, 1992 (collectively, the "Company Reports"). As of their respective dates, the Company Reports and any such reports, forms and other documents filed by the Company with the SEC after the date of this Agreement (i) complied, or will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not, or will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence shall not apply to any misstatement or omission in any Company Report filed prior to the date of this Agreement which was superseded by a subsequent Company Report filed prior to the date of this Agreement. No Company Subsidiary is required to file any report, form or other document with the SEC.

          (b) Each of the consolidated balance sheets of Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of Company and the Company Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Company and the Company Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Neither Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Company or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except for
(i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of the Company as of December 31, 1994 or March 31, 1995;
(ii) liabilities or obligations arising in the ordinary course of business since March 31, 1995, (iii) liabilities or obligations which would not, individually or in the aggregate, have a Company Material Adverse Effect and (iv) payments required as a result of the Reorganization under the acceleration provisions of the terms existing on the date hereof of the Company's employee benefit plans, which acceleration provisions are referred to in the Company Disclosure Letter.

          5.9. Litigation. There are no actions, suits or proceedings pending against Company or the Company Subsidiaries or, to the actual knowledge of the executive officers of Company, threatened against Company or the Company Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely to have a Company Material Adverse Effect.

          5.10 Absence of Certain Changes. Except as specifically contemplated by this Agreement, since December 31, 1994, there has not been (i) any Company Material Adverse Effect;
(ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock (other than regular quarterly cash dividends not in excess of $.05 per share); or (iii) any material change in its accounting principles, practices or methods.

          5.11 Taxes. (a) Each of the Company and the Company Subsidiaries has filed all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, and all tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file, have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company and each of the Company Subsidiaries has paid (or the Company has paid on its behalf) all taxes shown as due on such tax returns and reports. The most recent financial statements contained in the Company Reports reflect an adequate reserve for all taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any Company Subsidiary that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a Company Material Adverse Effect. No requests for waivers of the time to assess any taxes against the Company or any Company Subsidiary have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Company Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (b) Neither the Company nor any Company Subsidiary has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the Company Merger from qualifying as an exchange described in Section 351(a) or Section 351(b) of the Code.

          (c) As used in this Section 5.11 and in Section 6.11, "taxes" shall include all Federal, state, local and foreign income, franchise, property, sales, use, excise and other taxes, including obligations for withholding taxes from payments due or made to any other person and any interest, penalties or additions to tax.

          5.12. Employee Benefit Plans. Except as described in the Company Reports or as would not have a Company Material Adverse Effect, (i) all employee benefit plans or programs maintained for the benefit of the current or former employees or directors of the Company or any Company Subsidiary that are sponsored, maintained or contributed to by the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary has any liability, including without limitation any such plan that is an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), are in compliance with all applicable requirements of law, including ERISA and the Code, and
(ii) neither the Company nor any Company Subsidiary has any liabilities or obligations with respect to any such employee benefit plans or programs, whether accrued, contingent or otherwise, nor to the knowledge of the executive officers of the Company are any such liabilities or obligations expected to be incurred. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only severance agreements or severance policies applicable to the Company or its Subsidiaries are the agreements and policies specifically referred to in the Company Disclosure Letter.

          5.13. Labor Matters. There is no labor strike, labor dispute, work slowdown, stoppage or lockout actually pending, or to the knowledge of the executive officers of the Company, threatened against or affecting the Company or any Company Subsidiary, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the executive officers of the Company, threatened against the Company or its Subsidiaries relating to their business, except for any such proceeding which would not have a Company Material Adverse Effect.

          5.14. No Brokers. The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or the Purchaser to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained Allen & Company Incorporated as its financial advisor, the arrangements with which have been disclosed in writing to the Purchaser prior to the date hereof. Other than the foregoing arrangements, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

          5.15. Opinion of Financial Advisor. The Company has received the opinion of Allen & Company Incorporated to the effect that, as of the date hereof, the consideration to be received by the holders of the Company Common Stock in the Company Merger is fair to such holders from a financial point of view.


                            ARTICLE 6

           REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Except as set forth in the disclosure letter delivered at or prior to the execution hereof to the Company (the
"Purchaser Disclosure Letter") or in the Purchaser Reports (as defined below), the Purchaser represents and warrants to the Company as of the date of this Agreement as follows:

          6.1. Existence; Good Standing; Corporate Authority.
The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Purchaser is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of the Purchaser and its Subsidiaries taken as a whole (a "Purchaser Material Adverse Effect"). The Purchaser has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of the Purchaser's Significant Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Purchaser Material Adverse Effect. The copies of the Purchaser's Certificate of Incorporation and Bylaws previously made available to the Company are true and correct.

          6.2. Authorization, Validity and Effect of Agreements. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of Purchaser Common Stock, the consummation by the Purchaser of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the Purchaser, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

          6.3. Capitalization. The authorized capital stock of the Purchaser consists of 1,200,000,000 shares of Purchaser Common Stock, and 100,000,000 shares of preferred stock, $.10 par value (the "Purchaser Preferred Stock"). As of July 15, 1995, there were 522,526,566 shares of Purchaser Common Stock and no shares of Purchaser Preferred Stock, issued and outstanding, plus 50,986,941 shares of Purchaser Common Stock held in the Purchaser's treasury. Since such date, no additional shares of capital stock of the Purchaser have been issued except pursuant to the Purchaser's stock option and employee stock purchase plans, pension plans and other similar employee benefit plans (the "Purchaser Stock Plans"). The Purchaser has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Purchaser on any matter (other than the preferred stock purchase rights of the Purchaser (the "Purchaser Rights") issued pursuant to the Rights Agreement, dated as of June 21, 1989, between the Purchaser and Bank of America (the "Purchaser Rights Agreement"). All such issued and outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as contemplated by this Agreement, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Purchaser or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of the Purchaser or any of its Subsidiaries (other than under the Purchaser Stock Plans and other than the Rights).

          6.4. Subsidiaries. The Purchaser owns directly or indirectly each of the outstanding shares of capital stock of each of the Purchaser's Significant Subsidiaries (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Purchaser Significant Subsidiary). Each of the outstanding shares of capital stock of each of the Purchaser's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Purchaser. Each of the outstanding shares of capital stock of each Significant Subsidiary of the Purchaser is owned, directly or indirectly, by the Purchaser free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The following information for each Significant Subsidiary of the Purchaser has been previously made available to the Company, if requested and if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital.

          6.5. Other Interests. Except for interests in the Purchaser Subsidiaries, neither the Purchaser nor any Purchaser Significant Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than (i) passive investments in securities in the ordinary course of business and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business and (ii) other investments of less than $100,000,000).

          6.6. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Purchaser does not, and the consummation by the Purchaser of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of (x) the Purchaser or (y) any Significant Subsidiary, (ii) subject to making the filings and obtaining the approvals identified in Section 6.6(b) hereof, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Purchaser or any Purchaser Subsidiary or by which any property or asset of the Purchaser or any Purchaser Subsidiary is bound or affected, or (iii) subject to making the filings and obtaining the approvals identified in
Section 6.6(b) hereof, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Purchaser or any Purchaser Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Purchaser or any Purchaser Subsidiary is a party or by which the Purchaser or any Purchaser Subsidiary or any property or asset of the Purchaser or any Purchaser Subsidiary is bound or affected, except, in the case of clauses
(i)(y), (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Purchaser from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

          (b) The execution and delivery of this Agreement by the Purchaser does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, (B) the pre-merger notification requirements of the HSR Act, (C) applicable approvals of the FCC pursuant to the Communications Act, (D) filing and recordation of appropriate merger and similar documents as required by New York law and Delaware law and (E) applicable requirements, if any, of the Code and state, local and foreign tax laws, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Purchaser or Merger Sub from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

          6.7. Compliance. Neither the Purchaser nor any Purchaser Subsidiary is in conflict with, or in default or violation or, (i) any law, rule, regulation, order, judgment or decree applicable to the Purchaser or any Purchaser Subsidiary or by which any property or asset of the Purchaser or any Purchaser Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Purchaser or any Purchaser Subsidiary is a party or by which the Purchaser or any Purchaser Subsidiary or any property or asset of the Purchaser or any Purchaser Subsidiary is bound or affected, in each case except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. The Purchaser and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have, individually or in the aggregate, a Purchaser Material Adverse Effect. The Purchaser and the Purchaser's Subsidiaries that are FCC licensees are financially qualified, and to the best of the Purchaser's knowledge, are otherwise qualified to be FCC licensees. The Purchaser is not aware of any facts or circumstances that might prevent or delay any necessary FCC approval of the transactions contemplated hereby.

          6.8. SEC Documents. (a) The Purchaser has filed all forms, reports and documents required to be filed by it with the SEC (collectively, the "Purchaser Reports"). As of their respective dates, the Purchaser Reports, and any such reports, forms and other documents filed by the Purchaser with the SEC after the date of this Agreement (i) complied, or will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not, or will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence shall not apply to any misstatement or omission in any Purchaser Report filed prior to the date of this Agreement which was superseded by a subsequent Purchaser Report filed prior to the date of this Agreement. No Purchaser Subsidiary is required to file any report, form or other document with the SEC.

          (b) Each of the consolidated balance sheets included in or incorporated by reference into the Purchaser Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Purchaser and the Purchaser Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows included in or incorporated by reference into the Purchaser Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Purchaser and the Purchaser Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Neither the Purchaser nor any of the Purchaser Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Purchaser or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except for (i) liabilities and obligations that were reserved on or reflected in (including the notes to), the consolidated balance sheet of the Purchaser as of December 31, 1994 or March 31, 1995, (ii) liabilities arising in the ordinary course of business since March 31, 1995, (iii) liabilities or obligations which would not, individually or in the aggregate, have a Purchaser Material Adverse Effect and (iv) payments required as a result of the Reorganization under the acceleration provisions of the terms of the Purchaser's employee benefit plans.

          6.9. Litigation. There are no actions, suits or proceedings pending against the Purchaser or the Purchaser Subsidiaries or, to the actual knowledge of the executive officers of the Purchaser, threatened against the Purchaser or the Purchaser Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely to have a Purchaser Material Adverse Effect.

          6.10. Absence of Certain Changes. Except as specifically contemplated by this Agreement, since December 31, 1994, there has not been (i) any Purchaser Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock (other than regular quarterly cash dividends including any increase thereof consistent with past practice); or (iii) any material change in its accounting principles, practices or methods.

          6.11. Taxes. (a) Each of the Purchaser and the Purchaser Subsidiaries has filed all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, and all tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file, have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a Purchaser Material Adverse Effect. The Purchaser and each of the Purchaser Subsidiaries has paid (or the Purchaser has paid on its behalf) all taxes shown as due on such tax returns and reports. The most recent financial statements contained in the Purchaser Reports reflect an adequate reserve for all taxes payable by the Purchaser and the Purchaser Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against the Purchaser or any Purchaser Subsidiary that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. No requests for waivers of the time to assess any taxes against the Purchaser or any Purchaser Subsidiary have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Purchaser Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

          (b) Neither the Purchaser nor any Purchaser Subsidiary has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the Purchaser
Merger from qualifying as at least one of (i) an exchange described in Section 351(a) or Section 351(b) of the Code or (ii) a reorganization described in Section 368(a) of the Code.

          6.12. Employee Benefit Plans. Except as described in the Purchaser Reports or as would not have a Purchaser Material Adverse Effect, (i) all employee benefit plans or programs maintained for the benefit of the current or former employees or directors of Purchaser or any Purchaser Subsidiary that are sponsored, maintained or contributed to by Purchaser or any Purchaser Subsidiary, or with respect to which Purchaser or any Purchaser Subsidiary has any liability, including without limitation any such plan that is an "employee benefit plan" as defined in Section 3(3) of ERISA, are in compliance with all applicable requirements of law, including ERISA and the Code, and
(ii) neither Purchaser nor any Purchaser Subsidiary has any liabilities or obligations with respect to any such employee benefit plans or programs, whether accrued, contingent or otherwise, nor to the knowledge of the executive officers of Purchaser are any such liabilities or obligations expected to be incurred. Except as disclosed in the Purchaser Reports or pursuant to the Disney Salaried Savings and Investment Plan, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

          6.13. Labor Matters. There is no labor strike, labor dispute, work slowdown, stoppage or lockout actually pending, or to the knowledge of the executive officers of the Purchaser, threatened against or affecting the Purchaser or any Purchaser Subsidiary, except as would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the executive offices of the Purchaser, threatened against the Purchaser or its Subsidiaries relating to their business, except for any such proceeding which would not have a Purchaser Material Adverse Effect.

          6.14. Opinion of Financial Advisor. The Purchaser has received the opinion of Bear, Stearns & Co. Inc. to the effect that, as of the date hereof, the Reorganization is fair to the holders of Purchaser Common Stock from a financial point of view.

          6.15. No Brokers. The Purchaser has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or the Purchaser to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby except that the Purchaser has retained Bear, Stearns & Co. Inc. and James D. Wolfensohn Incorporated as its financial advisors, the arrangements with which have been disclosed in writing to the Company prior to the date hereof. Other than the foregoing arrangements, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.


                            ARTICLE 7

                            COVENANTS

          7.1. Alternative Proposals. Prior to the Effective Time, the Company agrees (a) that neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries permit their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, and purchase of (i) all or any significant portion of the assets of the Company and its Subsidiaries taken as a whole, or of any Subsidiary of the Company which owns or operates any Station,
(ii) 25% or more of the outstanding shares of Company Common Stock or (iii) 25% of the outstanding shares of the capital stock of any Subsidiary of the Company which owns or operates any Station (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal (excluding the Mergers contemplated by this Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; and (b) that it will notify the Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 7.1 shall prohibit the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Alternative Proposal, if, and only to the extent that, (A) the Board of Directors of the Company, based upon the advice of outside counsel, determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to the Purchaser to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) the Company keeps the Purchaser informed of the status and all material information with respect to any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 7.1 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article 9 hereof), (y) permit the Company to enter into any agreement with respect to an Alternative Proposal for as long as this Agreement remains in effect (it being agreed that for as long as this Agreement remains in effect, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement in customary form)), or (z) affect any other obligation of the Company under this Agreement. Nothing contained in this Section 7.1 or any other provision of this Agreement shall prohibit the Company or any of its Subsidiaries from engaging in any discussions or providing any information or data, or entering into any agreement with any person to the extent the Company or any of its Subsidiaries is obligated to do so pursuant to the terms of any agreement relating to a Station as in effect on the date hereof; provided that nothing in this sentence shall be deemed to limit the Company's representation set forth in Section 5.6.

          7.2. Interim Operations.  (a)  Prior to the Effective
Time, except as set forth in the Company Disclosure Letter or as contemplated by any other provision of this Agreement, unless the Purchaser has consented in writing thereto, the Company:

          (i)  Shall, and shall cause each of its Significant
     Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (ii) Shall use its reasonable efforts, and shall cause each of its Significant Subsidiaries to use its reasonable efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

          (iii) Shall not amend its Certificate of Incorporation or Bylaws or comparable governing instruments (other than Bylaw amendments which are not material to the Company or to the consummation of the transactions contemplated by this Agreement);

          (iv) Shall promptly notify the Purchaser of any breach of any representation or warranty contained herein or any Company Material Adverse Effect;

          (v) Shall promptly deliver to the Purchaser true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (vi) Shall not (x) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof, (y) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock (other than an aggregate of 75,000 options to acquire Company Common Stock pursuant to the terms existing on the date hereof of the Company's stock option plan) or grant, confer or award any bonuses or other forms of cash incentives to any officer, director or key employee except consistent with past practice or grant or confer any awards (other than those granted as of the date hereof) under the Incentive Compensation Plan of the Company (as amended through December 9, 1993), (z) increase any compensation under any employment agreement with any of its present or future officers, directors or employees, except for normal increases consistent with past practice, grant any severance or termination pay to, or enter into any employment or severance agreement with any officer or director or amend any such agreement in any material respect other than severance arrangements which are consistent with past practice with respect to employees terminated by the Company, or (aa) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect;

          (vii) Shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests (other than regular quarterly cash dividends not in excess of $.05 per share) or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

          (viii) Shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) except in the ordinary course of business, or to acquire any business or assets, in each case for an amount exceeding $100,000,000;

          (ix)  Shall not incur any material amount of
     indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments (other than non-controlling investments in the ordinary course of business) in, any other person other than a wholly owned Company Subsidiary, or issue or sell any debt securities, other than borrowings under existing lines of credit in the ordinary course of business, in each case in an amount exceeding $100,000,000;

          (x) Shall not, except as previously approved by the Board of Directors of the Company and identified to the Purchaser prior to the date hereof, or except in the ordinary course of business, authorize or make capital expenditures in excess of $200,000,000 in the aggregate;

          (xi) Shall not mortgage or otherwise encumber or subject to any lien any properties or assets except as would not be reasonably likely to have a Company Material Adverse
     Effect;

          (xii) Shall not make any change to its accounting (including tax accounting) methods, principles or practices, except as may be required by generally accepted accounting principles and except, in the case of tax accounting methods, principles or practices, in the ordinary course of business of the Company or any of its Subsidiaries; and

          (xiii) shall not, nor shall it permit any of its Subsidiaries to, enter into any program production or distribution arrangements, including without limitation joint venture arrangements, with a term in excess of one year without consulting with the Purchaser prior thereto.

          (b) Prior to the Effective Time, except as set forth in the Purchaser Disclosure Letter or as contemplated by this Agreement, unless the Company has consented in writing thereto, the Purchaser:

          (i) shall not issue any shares of its capital stock at less than fair market value (other than pursuant to any Purchaser Stock Plans) or effect any stock split of its capital stock;

          (ii)  shall not amend its Certificate of Incorporation
     (provided that the Purchaser may issue up to $100,000,000 of its preferred stock);

          (iii) shall promptly notify the Company of any breach of any representation or warranty contained herein or any Purchaser Material Adverse Effect;

          (iv) shall promptly deliver to the Company true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement; and

          (v) shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests (other than regular quarterly cash dividends including any increases thereof consistent with past practice).

          7.3. Meetings of Stockholders. Each of the Purchaser and the Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon (i) in the case of the Purchaser, the approval of this Agreement, the Purchaser Merger Agreement and the Purchaser Merger and (ii) in the case of the Company, the approval of this Agreement and the Company Merger Agreement and the Company Merger. The Board of Directors of each of the Purchaser and the Company shall recommend such approval and the Purchaser and the Company shall each take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus (as defined in Section 7.7); provided, however, that such recommendation or solicitation is subject to any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the Board of Directors of the Purchaser or the Company, as the case may be, in the exercise of its good faith judgment based upon the advice of outside counsel as to its fiduciary duties to its stockholder imposed by law.

          7.4. Filings, Other Action. Subject to the terms and conditions herein provided, the Company and the Purchaser shall:
(a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act and the Communications Act; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. The parties hereto recognize and acknowledge that under applicable rules and regulations of the FCC, certain assets currently held by, or attributable to, the Purchaser, the Company or their officers or directors cannot be held by, or be attributable to, Holding Company or its officers and directors after the Effective Time, unless appropriate waivers of such rules and regulations are obtained. In no event shall the obtaining of permanent waivers with respect to assets of the Purchaser or its officers or directors be a condition to consummation of the Mergers. In no event shall a permanent waiver be sought without also seeking in the alternative to obtain a temporary waiver to allow the consummation of the Mergers including the divestiture of assets or other action required in order to obtain such waiver. If necessary in order to obtain the FCC's approval of the transactions contemplated hereby the Purchaser and the Company will divest any or all of such assets and take such other actions prior to consummation of the transactions contemplated hereby. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the Purchaser and the Company shall take all such necessary action.

          7.5. Inspection of Records. From the date hereof to the Effective Time, each of the Company and the Purchaser shall, subject to any applicable rules and regulations of the FCC, (i) allow all designated officers, attorneys, accountants and other representatives of the other reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company and the Purchaser and their respective Subsidiaries, as the case may be, (ii) furnish to the other, the other's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Company or the Purchaser, as the case may be, to cooperate with the other in the other's investigation of the business of it and its Subsidiaries.

          7.6. Publicity. The initial press release relating to this Agreement shall be a joint press release and thereafter the Company and the Purchaser shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

          7.7. Registration Statement. The Purchaser and the Company shall cooperate and promptly prepare and the Purchaser shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Holding Company Common Stock issuable in the Mergers, a portion of which Registration Statement shall also serve as the joint proxy statement with respect to the meetings of the stockholders of the Company and of the Purchaser in connection with the Mergers (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. The Purchaser shall use all reasonable efforts, and the Company will cooperate with the Purchaser, to have the Form S-4 declared effective by the SEC as promptly as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Mergers. The Purchaser shall, as promptly as practicable, provide copies of any written comments received from the SEC with respect to the Form S-4 to the Company and advise the Company of any verbal comments with respect to the Form S-4 received from the SEC. The Purchaser shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. The Purchaser agrees that the Proxy Statement/Prospectus and each amendment or supplement thereto at the time of mailing thereof and at the time of the respective meetings of stockholders of the Company and the Purchaser, or, in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Purchaser in reliance upon and in conformity with written information concerning the Company furnished to the Purchaser by the Company specifically for use in the Proxy Statement/Prospectus. The Company agrees that the written information concerning the Company provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders of the Company and the Purchaser, or, in the case of written information concerning the Company provided by the Company for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Proxy Statement/Prospectus will be made by the Purchaser or the Company without the approval of the other party. The Purchaser will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Purchaser Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

          7.8. Listing Application. The Purchaser shall promptly cause Holding Company to prepare and submit to the NYSE and the Pacific Exchanges listing applications covering the shares of Holding Company Common Stock issuable in the Mergers, and shall use reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Holding Company Common Stock, subject to official notice of issuance.

          7.9. Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Mergers.

          7.10. Affiliate Letters. At least 30 days prior to the Closing Date, the Company shall deliver to the Purchaser a list of names and addresses of those persons who were, in the Company's reasonable judgment, at the record date for its stockholders' meeting to approve the Mergers, "affiliates" (each such person, an "Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall use all reasonable efforts to deliver or cause to be delivered to the Purchaser, prior to the Closing Date, from each of the Affiliates of the Company identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit A. Holding Company shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Holding Company Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Holding Company Common Stock, consistent with the terms of such Affiliate Letters.

          7.11. Expenses. Whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that (a) the filing fee in connection with the HSR Act filing, (b) the filing fee in connection with the filing of the Form S-4 or Proxy Statement/Prospectus with the SEC (c) the filing fees in connection with necessary applications to the FCC and (d) the expenses incurred in connection with printing and mailing the Form S-4 and the Proxy Statement/Prospectus, shall be shared equally by the Company and the Purchaser.

          7.12. Insurance; Indemnity. (a) From and after the Effective Time, Holding Company shall indemnify, defend and hold harmless to the fullest extent that the Company would have been permitted under applicable law each person who is now, or has been at any time prior to the date hereof, an officer or director of the Company (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) any Indemnified Party wishing to claim indemnification shall promptly notify Holding Company thereof, (ii) Holding Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Holding Company, in advance of the final disposition of any such Action to the full extent permitted by applicable law, upon receipt of any undertaking required by applicable law, and (iii) the Holding Company will cooperate in the defense of any such matter; provided, however, that Holding Company shall not be liable for any settlement effected without its written consent and provided, further, that Holding Company shall not be obligated pursuant to this Section to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

          (b) Holding Company shall cause the surviving corporation of the Company Merger to keep in effect provisions in its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and its indemnification of the Indemnified Parties to the fullest extent permitted under the NYBCL, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

          (c) For a period of three years after the Effective Time, Holding Company shall cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, by the Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance; provided, however, that Holding Company shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of one and one-half times the current annual premium paid by the Company for its existing coverage (the "Cap") (which current annual premium the Company represents and warrants to be approximately $300,000); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Holding Company shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

          (d) The provisions of this Section shall survive the consummation of the Mergers and expressly are intended to benefit each of the Indemnified Parties.

          7.13. Rights Agreements. Each of the Purchaser and the Company shall take all necessary action prior to the Effective Time to cause the dilution provisions of the Purchaser Rights Agreement and the Company Rights Agreement, respectively, to be inapplicable to the transactions contemplated by this Agreement, without any payment to holders of rights issued pursuant to such Rights Agreements.

          7.14. Takeover Statute. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby or the transactions contemplated by the Stock Agreement, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby and the transactions contemplated by the Stock Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby.

          7.15. Conduct of Business by Holding Company and the Merger Subsidiaries Pending the Mergers. Prior to the Effective Time and subject to any applicable regulatory approvals, the Purchaser and the Company shall cause Holding Company and the Merger Subsidiaries to (a) perform their respective obligations hereunder and under this Agreement and the Merger Agreements in accordance with the terms hereof and thereof and take all other actions necessary or appropriate for the consummation of the transactions contemplated hereby and thereby,
(b) not incur directly or indirectly any liabilities or obligations except those incurred in connection with the consummation of this Agreement and the Merger Agreements and the transactions contemplated hereby and thereby, (c) not engage directly or indirectly in any business or activities of any type or kind whatsoever and not enter into any agreements or arrangements with any person or entity, or be subject to or be bound by any obligation or undertaking which is not contemplated by this Agreement or the Merger Agreements and (d) not create, grant or suffer to exist any lien upon their respective properties or assets which would attach to any properties or assets of the Purchaser or the Company after the Effective Time.

          7.16. Employee Benefits. Purchaser will cause to remain in effect for the benefit of the Company's employees for a period of at least two years after the Effective Time all employee benefit plans of the Company and its Subsidiaries (including the Company's existing severance policies and programs but excluding stock and incentive compensation plans and those plans that are the subject of collective bargaining) in effect on the date of this Agreement and, with respect to employees who are subject to collective bargaining, all benefits shall be provided in accordance with the applicable collective bargaining agreement ; provided,however, that no severance payments shall be required to be made to any employee of the Company or any Company Subsidiary who is not terminated by the Company or any Company Subsidiary. No amendment shall be made to any such plan that materially adversely affects the rights or interests of the plan participants or beneficiaries except to the extent required by applicable law or to maintain tax qualifications. In the event that any employee of the Company or its Subsidiaries is at any time after the Effective Time transferred to the Purchaser or any affiliate of Purchaser or becomes a participant in an employee benefit plan, program or arrangement maintained by or contributed by the Purchaser or its affiliates, Purchaser shall cause such plan, program or arrangement to treat the prior service of such employee with the Company or its Subsidiaries, to the extent such prior service is recognized under the comparable plan, program or arrangement of the Company, as service rendered to the Purchaser or its affiliates, as the case may be; provided, however, that in administering such plans, programs or arrangements of Purchaser or its affiliates, Purchaser may cause a reduction of benefits under any such plans, programs or arrangements to the extent necessary to avoid duplication of benefits with respect to the same covered matter or years of service.

          7.17. Conveyance Taxes. The Company and the Purchaser shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

          7.18. Gains Tax. The Company shall pay, without deduction or withholding from any amount payable to the holders of Company Common Stock, any New York State Tax on Gains Derived from Certain Real Property Transfers (the "Gains Tax"), New York State Real Estate Transfer Tax, New York City Real Property Transfer Tax and New York State Stock Transfer Tax (the "Transfer Taxes") and any similar taxes imposed by any other State of the United States (and any penalties and interest with respect to such taxes), which become payable in connection with the transactions contemplated by this Agreement, on behalf of the stockholders of the Company. The Company and the Purchaser shall cooperate in the preparation, execution and filing of any required returns with respect to such taxes (including returns on behalf of the stockholders of the Company) and in the determination of the portion of the consideration allocable to the real property of the Company and the Company Subsidiaries in New York State and City (or in any other jurisdiction, if applicable). The terms of the Proxy Statement/Prospectus shall provide that the stockholders of the Company shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 7.18 in the preparation of any return with respect to the Gains Tax and the Transfer Taxes and any similar taxes, if applicable.


                            ARTICLE 8

                           CONDITIONS

          8.1. Conditions to Each Party's Obligation to Effect the Mergers. The respective obligation of each party to effect the Mergers shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law or by the applicable regulations of any stock exchange or other regulatory body, as the case may be, by the holders of the issued and outstanding shares of capital stock of the Company and the Purchaser, respectively.

          (b) The waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated.

          (c) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

          (d) The Form S-4 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, or, to the knowledge of the Purchaser or the Company, threatened, and all necessary approvals under state securities laws relating to the issuance or trading of the Purchaser Common Stock to be issued to the Company stockholders in connection with the Mergers shall have been received.

          (e) All orders and approvals of the FCC required in connection with the consummation of the transactions contemplated hereby shall have been obtained or made, whether or not any appeal or request for reconsideration of such order is pending, or whether the time for filing any such appeal or request for reconsideration or for any sua sponte action by the FCC has expired.

          (f) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body (other than the FCC) required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Mergers and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, results of operations or financial condition of the Purchaser and the Company (and their respective Subsidiaries), taken as a whole, following the Effective Time.

          (g) The Holding Company Common Stock to be issued to the Company stockholders in connection with the Mergers shall have been approved for listing on the NYSE, subject only to official notice of issuance.

          8.2. Conditions to Obligation of Company to Effect the
Mergers. The obligation of the Company to effect the Mergers shall be subject to the fulfillment at or prior to the Closing
Date of the following conditions:

          (a) The Purchaser shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of the Purchaser and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and the Company shall have received a certificate of the President or a Vice President of the Purchaser, dated the Closing Date, certifying to such effect.

          (b) The Company shall have received the opinion of Cravath, Swaine & Moore, special counsel to the Company, based upon reasonably requested representation letters and dated the Closing Date, to the effect that (i) the Company Merger will be treated as a transfer of property to Holding Company by the holders of Company Common Stock described in Section 351(a) or
Section 351(b) of the Code and (ii) no gain or loss will be recognized for federal income tax purposes by the Company in connection with the Company Merger.

          (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of the Purchaser and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Purchaser Material Adverse Effect.

          (d) The Holding Company shall have executed a Registration Rights Agreement substantially in the form attached hereto as Exhibit B.

          8.3. Conditions to Obligation of Purchaser to Effect the Mergers. The obligation of the Purchaser to effect the Mergers shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and the Purchaser shall have received a certificate of the President or a Vice President of the Company, dated the Closing Date, certifying to such effect.

          (b) The Purchaser shall have received the opinion of Dewey Ballantine, special counsel to the Purchaser, based upon reasonably requested representation letters and dated the Closing Date, to the effect that (i) the Purchaser Merger will be treated as an exchange governed by Section 351 of the Code or as a reorganization governed by Section 368 of the Code and (ii) no gain or loss will be recognized for federal income tax purposes by the Purchaser in connection with the Purchaser Merger.

          (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of the Company and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Company Material Adverse Effect.

          (d) The Stock Agreement shall have remained in full force and effect through the Effective Time.

          (e) After the Effective Time, no person shall have any right under any stock option plan (or any option granted thereunder) or other plan, program or arrangement to acquire any equity securities of the Company.


                            ARTICLE 9

                           TERMINATION

          9.1. Termination by Mutual Consent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Purchaser or the Company, by the mutual consent of the Purchaser and the Company.

          9.2. Termination by Either Purchaser or Company. This Agreement may be terminated and the Mergers may be abandoned by action of the Board of Directors of either the Purchaser or the Company if (a) the Mergers shall not have been consummated by October 1, 1996, or (b) the approval of the Company's stockholders required by Section 8.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or (c) the approval of the Purchaser's stockholders required by Section 8.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, (d) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Mergers by October 1, 1996 or
(e) the FCC shall have issued an order or ruling or taken other action denying approval of the transactions contemplated by this Agreement, and such order, ruling or other action shall have become final and non-appealable.

          9.3. Termination by Company. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of the Company referred to in Section 8.1(a), by action of the Board of Directors of the Company, if (a) in the exercise of its good faith judgment as to fiduciary duties to its stockholders imposed by law, as advised by outside counsel, the Board of Directors of the Company determines that such termination is required by reason of an Alternative Proposal being made; provided that the Company shall notify the Purchaser promptly of its intention to terminate this Agreement or enter into a definitive agreement with respect to any Alternative Proposal, but in no event shall such notice be given less than 48 hours prior to the public announcement of the Company's termination of this Agreement; or (b) there has been a breach by the Purchaser of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Purchaser Material Adverse Effect; or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Purchaser, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to the Purchaser; or (d) the Board of Directors of the Purchaser shall have withdrawn or modified in a manner materially adverse to the Company its approval or recommendation of this Agreement or the Mergers. Notwithstanding the foregoing, the Company's ability to terminate this Agreement pursuant to Section 9.2 or this 9.3 is conditioned upon the prior payment by the Company of any amounts owed by it pursuant to Section 9.5(a)(i).

          9.4. Termination by Purchaser. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of the Purchaser referred to in Section 8.1(a), by action of the Board of Directors of the Purchaser, if (a) the Board of Directors of the Company shall have withdrawn or modified in a manner materially adverse to the Purchaser its approval or recommendation of this Agreement or the Mergers or shall have recommended an Alternative Proposal to the Company stockholders, or (b) there has been a breach by the Company of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Company Material Adverse Effect, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Purchaser to the Company.

          9.5. Effect of Termination and Abandonment. (a) In the event that any person shall have made an Alternative Proposal for the Company and thereafter (i) this Agreement is terminated pursuant to Section 9.3(a) or Section 9.4 or (ii) this Agreement is terminated for any other reason (other than the breach of this Agreement by the Purchaser and other than pursuant to Section 9.2(c)) and, in the case of this clause (ii) only, a definitive agreement with respect to such Alternative Proposal is executed within one year after such termination, then the Company shall pay the Purchaser a fee of $400,000,000, which amount shall be payable by wire transfer of same day funds either on the date contemplated in the last sentence of Section 9.3 if applicable or, otherwise, within two business days after such amount becomes due. The Company acknowledges that the agreements contained in this Section 9.5(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Purchaser would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 9.5(a), and, in order to obtain such payment, the Purchaser commences a suit which results in a judgment against the Company for the fee set forth in this
Section 9.5(a), the Company shall pay to the Purchaser its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum.

          (b) In the event of termination of this Agreement and the abandonment of the Mergers pursuant to this Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.5 and
Section 7.11 and except for the provisions of Sections 10.3, 10.4, 10.6, 10.8, 10.9, 10.12, 10.13 and 10.14. Moreover, in the
event of termination of this Agreement pursuant to Section 9.3 or 9.4, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any willful breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

          9.6. Extension, Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                           ARTICLE 10

                       GENERAL PROVISIONS

          10.1. Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Mergers and shall not survive the Mergers, provided, however, that the agreements contained in
Article 4, Section 7.12, Section 7.16 and this Article 10 shall survive the Mergers and Section 9.5 shall survive termination.

          10.2. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to the Purchaser:               If to the Company:

The Walt Disney Company            Capital Cities/ABC, Inc.
500 South Buena Vista Street       77 West 66th Street
Burbank, CA  91521                 New York, NY  10023
Attention:                         Attention:
     Sanford M. Litvack                 Alan N. Braverman
Telecopier No.:                    Telecopier No.:
     (818) 563-4160                     (212) 456-6908


With copies to:                         With copies to:

Dewey Ballantine                   Cravath, Swaine & Moore
1301 Avenue of the Americas        Worldwide Plaza
New York, NY  10019                825 Eighth Avenue
Attention:                         New York, NY  10019
     Morton A. Pierce              Attention:
     Mark R. Baker                      Samuel C. Butler
Telecopier No.:                    Telecopier No.:
     (212) 259-6333                     (212) 474-3700


or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

          10.3. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 7.12 and
Section 7.16, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          10.4. Entire Agreement. This Agreement, the Exhibits, the Company Disclosure Letter, the Purchaser Disclosure Letter, the Confidentiality Agreement dated July 29, 1995, between the Company and the Purchaser and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

          10.5. Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Mergers by the stockholders of the Company and the Purchaser, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          10.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws, except that the provisions of Article 2 and Article 4 with respect to the Company Merger shall be governed by and construed in accordance with the laws of the State of New York.

          10.7. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

          10.8.     Headings.  Headings of the Articles and
Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

          10.9. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

          10.10. Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

          10.11.    Incorporation of Exhibits.  The Company
Disclosure Letter, the Purchaser Disclosure Letter and all
Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

          10.12. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          10.13. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

          10.14. Subsidiaries. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner. When a reference is made in this Agreement to Significant Subsidiaries, the words "Significant Subsidiaries" shall refer to Subsidiaries (as defined above) which constitute "significant subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act.

          IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.


ATTEST:                       THE WALT DISNEY COMPANY




By:  /s/ David K. Thompson         By:  /s/ Michael D. Eisner
     David K. Thompson                  Michael D. Eisner
     Senior Vice President              Chairman of the Board
     Assistant General Counsel          and Chief Executive
                                        Officer


ATTEST:                            CAPITAL CITIES/ABC, INC.



By:__________________________      By:  /s/ Thomas S. Murphy

                                                        EXHIBIT A
                                                TO REORGANIZATION
                                                        AGREEMENT

                    FORM OF AFFILIATE LETTER

The Walt Disney Company
500 South Buena Vista Street
Burbank, CA  91521

Ladies and Gentlemen:

          I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of __________, a New York corporation (the "Company"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), or (ii) used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Reorganization dated as of _____________, 1995 (the "Agreement"), between ________________________, a
Delaware corporation (the "Purchaser") and the Company, the Company will be merged with and into Merger Sub B (as defined in the Agreement) (the "Merger").

          As a result of the Merger, I may receive shares of Common Stock, par value $.___ per share, of the Holding Company (as defined in the Agreement) (the "Holding Company Securities") in exchange for shares owned by me of Common Stock, par value $.10 per share, of the Company.

          I represent, warrant and covenant to the Purchaser that in the event I receive any Holding Company Securities as a result of the Merger:

          A. I shall not make any sale, transfer or other disposition of the Holding Company Securities in violation of the Act or the Rules and Regulations.

          B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Purchaser Securities to the extent I felt necessary, with my counsel or counsel for the Company.

          C. I have been advised that the issuance of Holding Company Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of the Company, I may be deemed to have been an affiliate of the Company and the distribution by me of the Holding Company Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Holding Company Securities issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to the Holding Company, or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          D. I understand that, except as may be provided in any registration rights agreement entered into by the Holding Company and the undersigned, the Holding Company is under no obligation to register the sale, transfer or other disposition of the Holding Company Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

          E. I also understand that stop transfer instructions will be given to the Holding Company's transfer agents with respect to the Holding Company Securities and that there will be placed on the certificates for the Holding Company Securities issued to me, or any substitutions therefor, a legend stating in substance:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED ____________, BETWEEN THE REGISTERED HOLDER HEREOF AND
     ____________________________, A COPY OF WHICH AGREEMENT
     IS ON FILE AT THE PRINCIPAL OFFICES OF
     ________________________."

          F. I also understand that unless the transfer by me of my Holding Company Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, the Holding Company reserves the right to put the following legend on the certificates issued to my transferee:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

          It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this Agreement. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) two years shall have elapsed from the date the undersigned acquired the Securities received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) three years shall have elapsed from the date the undersigned acquired the Holding Company Securities received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned, or (iii) the Holding Company has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Holding Company, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

          Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.


                                   Very truly yours,



                                   _________________________
                                   Name:

Accepted this_______ day of
____________, 199__ by

THE WALT DISNEY COMPANY



By:  _________________________
    Name:
    Title:

                                                     EXHIBIT B TO
                                         REORGANIZATION AGREEMENT

                    REGISTRATION RIGHTS AGREEMENT dated as  of
               [           ], 1995, between THE WALT DISNEY
               COMPANY, a Delaware corporation (the "Holding Company"), and the persons listed on the signature pages hereto (each an "Affiliate" and collectively, the "Affiliates").



          This Agreement is made pursuant to Section 8.2(d) of the Agreement and Plan of Reorganization dated as of July 31, 1995 (as such agreement may be amended from time to time, the "Merger Agreement"), between the Holding Company and CAPITAL CITIES/ABC, INC., a New York corporation (the "Company"). In order to induce each Affiliate to deliver an Affiliate Letter as contemplated by Section 7.10 of the Merger Agreement, and in further consideration therefor, the Purchaser has agreed to cause the Holding Company to execute and deliver this Agreement and provide the registration rights set forth in this Agreement.

          Accordingly, it is hereby agreed as follows:

          1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement. For purposes of this Agreement, the following terms shall have the following meanings:

          "Blackout Period" has the meaning specified in
Section 6(a).

          "Business Day" means a day, other than a Saturday or Sunday, on which banking institutions and securities exchanges in New York, New York are required to be open.

          "Counsel to the Holders" means the single law firm from time to time representing the Holders, as appointed by the Holders of a majority in number of the Registrable Securities, which law firm shall be reasonably acceptable to the Holding
Company.

          "Effective Period" means, with respect to any Holder, a period commencing on the date of this Agreement and ending on the earlier of (i) the first date as of which all Registrable
Securities cease to be Registrable Securities and (ii) the date on which such Holder may sell Registrable Securities in accordance with Rule 145(d)(3) under the Securities Act.

          "Exchange Act" means the Securities Exchange Act of
1934, as amended.

          "Holder" means (i) each Affiliate and each person who is an affiliate (as defined in Rule 405 of the Securities Act) of such Affiliate that is a holder of Registrable Securities and
(ii) each Person that is a registered holder of Registrable Securities who received or will receive certificates for Registrable Securities bearing a legend pursuant to paragraph E of an Affiliate Letter; provided, however, that, if such Person is not an Affiliate, such Person has agreed in writing to become a Holder hereunder and to be bound by the terms and conditions of this Agreement.

          "NASD" means the National Association of Securities
Dealers, Inc.

          "Prospectus" means the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by any Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus.

          "Registrable Securities" means, collectively,
(i) the shares of Holding Company Common Stock (including any associated Rights) issued pursuant to the Merger, (ii) any shares of securities of the Holding Company purchased pursuant to the exercise of any Right issued together with a share of Holding Company Common Stock as described in Section 4.2 of the Merger Agreement (the securities referred to in (i) and (ii) are, collectively, the "Shares") and (iii) any securities paid, issued or distributed in respect of any Shares by way of stock dividend or distribution or stock split or in connection with a combination of shares, recapitalization, reorganization, merger, consolidation or otherwise. Securities will cease to be Registrable Securities in accordance with Section 2 hereof.

          "Registration Expenses" means any and all reasonable expenses incident to performance of or compliance with this Agreement, including, without limitation, (i) all SEC, NASD and securities exchange registration and filing fees, (ii) all fees and expenses of complying with state securities or blue sky laws (including reasonable fees and disbursements of counsel for any underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or automated quotation system pursuant to
Section 7(h), (v) the fees and disbursements of counsel for the Holding Company and of its independent public accountants,
(vi) the reasonable fees and expenses of any special experts retained by the Holding Company in connection with the requested registration, (vii) the reasonable fees and expenses of Counsel to the Holders and (viii) out-of-pocket expenses of underwriters customarily paid by the issuer to the extent provided for in any underwriting agreement, but excluding (x) underwriting discounts and commissions and transfer taxes, if any, and (y) any fees or disbursements of counsel to the Holders or any Holder (other than Counsel to the Holders).

          "Registration Statement" means any registration statement of the Holding Company referred to in Section 3 or 4, including any Prospectus, amendments and supplements to any such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in any such registration statement.

          "Registration Hold Period" means a Section 7(e) Period or a Section 7(m) Period.

          "Related Securities" means any securities of the Holding Company similar or identical to any of the Registrable Securities, including, without limitation, Holding Company Common Stock and all options, warrants, rights and other securities convertible into, or exchangeable or exercisable for, Holding Company Common Stock.

          "Section 7(e) Period" has the meaning specified in
Section 7(e).

          "Section 7(m) Period" has the meaning specified in
Section 7(m).

          "Securities Act" means the Securities Act of 1933, as amended.

          "Shelf Registration" means a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act (or any successor rule that may be adopted by the SEC).

          "underwritten registration or underwritten offering" shall mean an underwritten offering in which securities of the Holding Company are sold to an underwriter for reoffering to the public.

          2. Securities Subject to This Agreement. The securities entitled to the benefits of this Agreement are the Registrable Securities. For the purposes of this Agreement, Registrable Securities will cease to be Registrable Securities when and to the extent that (i) a Registration Statement covering Registrable Securities has been declared effective under the Securities Act and Registerable Securities have been disposed of pursuant to such effective Registration Statement,
(ii) Registrable Securities are distributed to the public pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, (iii) Registrable Securities have been otherwise transferred to a party that is not an affiliate of an Affiliate and new certificates for such Registrable Securities not bearing the legends specified in paragraphs (E) and (F) of the form of Affiliate Letter shall have been delivered by the Holding Company or (iv) Registrable Securities have ceased to be outstanding.

          3. Piggy-Back Registration Rights. (a) Whenever during the Effective Period the Holding Company shall propose to file a registration statement under the Securities Act relating to the public offering of Holding Company Common Stock for cash pursuant to a firm commitment underwritten offering (other than pursuant to a registration statement on Form S-4 or Form S-8 or any successor forms, or filed in connection with an exchange offer or an offering of securities solely to existing stockholders or employees of the Holding Company), the Holding Company shall (i) give written notice at least 15 Business Days prior to the filing thereof to each Holder of Registrable Securities then outstanding, specifying the approximate date on which the Holding Company proposes to file such registration statement and advising such Holder of his right to have any or all of the Registrable Securities then held by such Holder included among the securities to be covered thereby and (ii) at the written request of any such Holder given to the Holding Company at least two Business Days prior to the proposed filing date, include among the securities covered by such registration statement the number of Registrable Securities which such Holder shall have requested be so included (subject, however, to reduction in accordance with paragraph (b) of this Section). The Holding Company shall use commercially reasonable efforts to cause the managing underwriter of the proposed underwritten offering to permit the Holders of Registrable Securities requested to be included in the Registration Statement for such offering to include such securities in such offering on the same terms and conditions as any similar securities of the Holding Company included therein.

          (b) Each Holder of Registrable Securities desiring to participate in an offering pursuant to Section 3(a) may include shares of Holding Company Common Stock in any Registration Statement relating to such offering to the extent that the inclusion of such shares of Holding Company Common Stock shall not reduce the number of shares of Holding Company Common Stock to be offered and sold by the Holding Company or any other person (other than a Holder) pursuant thereto. If the lead managing underwriter selected by the Holding Company for an underwritten offering pursuant to Section 3(a) determines that marketing factors require a limitation on the number of shares of Holding Company Common Stock to be offered and sold by the stockholders of the Holding Company in such offering, there shall be included in the offering only that number of shares of Holding Company Common Stock, if any, that such lead managing underwriter reasonably and in good faith believes will not jeopardize the success of the offering of all the shares of Holding Company Common Stock that the Holding Company desires to sell for its own account. In such event and provided the managing underwriter has so notified the Holding Company in writing, the number of shares of Holding Company Common Stock to be offered and sold by stockholders of the Holding Company, including Holders of Registrable Securities, desiring to participate in such offering shall be allocated among such stockholders of the Holding Company on a pro rata basis based on their holdings of Holding Company Common Stock (subject to any written agreements between two or more Holders requiring a different priority).

          (c) Nothing in this Section 3 shall create any liability on the part of the Holding Company to the Holders of Registrable Securities if the Holding Company for any reason should decide not to file a registration statement proposed to be filed under Section 3(a) or to withdraw such registration statement subsequent to its filing, regardless of any action whatsoever that a Holder may have taken, whether as a result of the issuance by the Holding Company of any notice hereunder or otherwise.

          (d)  A request by Holders to include Registrable
Securities in a proposed underwritten offering pursuant to
Section 3(a) shall not be deemed to be a request for a demand registration pursuant to Section 4.

          4. Demand Registration Rights. (a) Upon the written request during the Effective Period of Holders of at least 25% of the Registrable Securities that the Holding Company effect the registration with the SEC under and in accordance with the provisions of the Securities Act of all or part of such Holder's or Holders' Registrable Securities (which written request shall specify the aggregate number of shares of Registrable Securities requested to be registered and the means of distribution), the Holding Company will file a Registration Statement covering such Holder's or Holders' Registrable Securities requested to be registered within 20 Business Days after receipt of such request; provided, however, that the Holding Company shall not be required to take any action pursuant to this Section 4:

          (1) if prior to the date of such request the Holding
     Company shall have effected three registrations pursuant to this Section 4;

          (2) if the Holding Company has effected a registration pursuant to this Section 4 within the 120-day period next preceding such request which permitted Holders of Registrable Securities to register Registrable Securities;

          (3) if the Holding Company shall at the time have effective a Shelf Registration pursuant to which the Holder or Holders that requested registration could effect the disposition of such Holder's or Holders' Registrable
     Securities in the manner requested;

          (4) if the Registrable Securities which the Holding Company shall have been requested to register shall have a then current market value of less than $50,000,000, unless such registration request is for all remaining Registrable Securities; or

          (5) during the pendency of any Blackout Period;

provided further, however, that the Holding Company shall be permitted to satisfy its obligations under this Section 4(a) by amending (to the extent permitted by applicable law) any registration statement previously filed by the Holding Company under the Securities Act so that such registration statement (as amended) shall permit the disposition (in accordance with the intended methods of disposition specified as aforesaid) of all of the Registrable Securities for which a demand for registration has been made under this Section 4(a). If the Holding Company shall so amend a previously filed registration statement, it shall be deemed to have effected a registration for purposes of this Section 4.

          (b) The Holders delivering such request may distribute the Registrable Securities covered by such request by means of an underwritten offering or any other means, as determined by the Holders of a majority of Registrable Securities so requested to be registered.

          (c)  A registration requested pursuant to this
Section 4 shall not be deemed to be effected for purposes of this
Section 4 if it has not been declared effective by the SEC or become effective in accordance with the Securities Act and the rules and regulations thereunder.

          (d) Holders of a majority in number of the Registrable Securities to be included in a Registration Statement pursuant to this Section 4 may, at any time prior to the effective date of the Registration Statement relating to such registration, revoke such request by providing a written notice to the Holding Company revoking such request. The Holders of Registrable Securities who revoke such request shall reimburse the Holding Company for all its out-of-pocket expenses incurred in the preparation, filing and processing of the Registration Statement; provided, however, that, if such revocation was based on (x) the Holding Company's failure to comply in any material respect with its obligations hereunder or (y) the occurrence of a Blackout Period, such reimbursement shall not be required and the remaining provisions of this Section 4(d) shall not apply.

          (e) The Holding Company will not include any securities which are not Registrable Securities in any Registration Statement filed pursuant to a demand made under this
Section 4 without the prior written consent of the Holders of a majority in number of the Registrable Securities covered by such Registration Statement.

          5. Selection of Underwriters. In connection with any underwritten offering pursuant to a Registration Statement filed pursuant to a demand made pursuant to Section 4, Holders of a majority in number of the Registrable Securities to be included in the Registration Statement shall have the right to select a managing underwriter or underwriters to administer the offering, which managing underwriter or underwriters shall be reasonably satisfactory to the Holding Company.

          6. Blackout Period. (a) If (i) during the Effective Period, the Holding Company shall file or propose to file a registration statement (other than in connection with the registration of securities issuable pursuant to a continuous "at the market offering" pursuant to Rule 415(a)(4) under the Securities Act, an employee stock option, stock purchase, dividend reinvestment plan or similar plan or pursuant to a merger, exchange offer or a transaction of the type specified in Rule 145(a) under the Securities Act) with respect to any securities of the Holding Company and (ii) with reasonable prior notice, (A) the Holding Company (in the case of a non-underwritten offering pursuant to such registration statement) advises the Holders in writing that a sale or distribution of Registrable Securities would adversely affect such offering or
(B) the managing underwriter or underwriters (in the case of an underwritten offering) advise the Holding Company in writing (in which case the Holding Company shall notify the Holders), that a sale or distribution of Registrable Securities would adversely affect such offering, then the Holding Company shall not be obligated to effect the initial filing of a Registration Statement pursuant to Section 4 during the period commencing on the date that is 30 days prior to the date the Holding Company in good faith estimates (as certified in writing by an officer of the Holding Company to the Holder following a request for registration pursuant to Section 4(a)) will be the date of filing of, and ending on the date which is 90 days following the effective date of, such registration statement (a "Section 6(a) Period").

          (b) If the Holding Company determines in good faith that the registration and distribution of Registrable Securities
(i) would materially impede, delay or interfere with any pending financing (other than a financing of the type described in Section 6(a)), acquisition, corporate reorganization or other significant transaction involving the Holding Company or
(ii) would require disclosure of non-public material information, the disclosure of which would materially and adversely affect the Holding Company, and, in the case of (ii), the Holding Company is concurrently forbidding purchases or sales in the open market by senior executives of the Holding Company, the Holding Company shall promptly give the Holders written notice of such determination and shall be entitled to postpone the filing or effectiveness of a Registration Statement for a reasonable period of time not to exceed 90 days (a "Section 6(b) Period" and, together with a Section 6(a) Period, a "Blackout Period"); provided, however, that the Holding Company shall deliver to Counsel to the Holders (as identified at such time to the Company) a general statement, signed by an officer of the Holding Company, of the reasons for such postponement or restriction on use and an estimate of the anticipated delay. The Holding Company shall promptly notify each Holder of the expiration or earlier termination of a Section 6(b) Period.

          (c) Notwithstanding anything in this Section 6 to the contrary, (i) the beginning of any Blackout Period shall be at least 120 days after the end of the prior Blackout Period and
(ii) the aggregate number of days included in all Blackout Periods and all Registration Hold Periods during any consecutive 12 month period during the Effective Period shall not exceed
180 days.

          7. Registration Procedures. If and whenever the Holding Company is required to use commercially reasonable efforts to effect or cause the registration of any Registrable Securities under the Securities Act as provided in this Agreement, the Holding Company will, as expeditiously as possible:

          (a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities on any form for which the Holding Company then qualifies or which counsel for the Holding Company shall deem appropriate, and which form shall be available for the sale of the Registrable Securities in accordance with the intended methods of distribution thereof (including, if so requested by the Holders, distributions under Rule 415 under the Securities Act pursuant to a Shelf Registration Statement), and use commercially reasonable efforts to cause such Registration Statement to become and remain effective;

          (b) prepare and file with the SEC amendments and post-effective amendments to such Registration Statement and such amendments and supplements to the Prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration or as may be required by the rules, regulations or instructions applicable to the registration form utilized by the Holding Company or by the Securities Act or rules and regulations thereunder necessary to keep such Registration Statement effective for up to 90 days, in the case of an underwritten offering, or 180 days, in any other case (or longer period in the event of a Registration Hold Period during such 90 or 180 days, as provided in this Section 7) and cause the Prospectus as so supplemented to be filed pursuant to Rule 424 under the Securities Act, and to otherwise comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until the earlier of (x) such 90th or 180th day (or longer period) and
     (y) such time as all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities; provided that a reasonable time before filing a Registration Statement or Prospectus, or any amendments or supplements thereto, the Holding Company will furnish to the Holders, the managing underwriter and their respective counsel for review and comment, copies of all documents proposed to be filed and will not file any such documents (other than as aforesaid) to which any of them reasonably object prior to the filing thereof;

          (c) furnish to each Holder of such Registrable Securities such number of copies of such Registration Statement and of each amendment and post-effective amendment thereto (in each case including all exhibits), any Prospectus or Prospectus supplement and such other documents as such Holder may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder (the Holding Company hereby consenting to the use (subject to the limitations set forth in the last paragraph of this
     Section 7) of the Prospectus or any amendment or supplement thereto in connection with such disposition);

          (d) use commercially reasonable efforts to register or qualify such Registrable Securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as each Holder shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holder, except that the Holding Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this Section 7(d), it would not be obligated to be so qualified, to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;

          (e) notify each Holder of any such Registrable Securities covered by such Registration Statement, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act within the appropriate period mentioned in Section 7(b), of the Holding Company's becoming aware that the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (the period during which the Holders are required to refrain from effective public sales or distributions in such case being referred to as a "Section 7(e) Period"), and prepare and furnish to such Holder a reasonable number of copies of an amendment to such Registration Statement or related Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and the time during which such Registration Statement shall remain effective pursuant to Section 7(b) shall be extended by the number of days in the Section 7(e) Period;

          (f) notify each Holder of Registrable Securities covered by such Registration Statement at any time,

               (1) when the Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective;

               (2) of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for additional information;

               (3) of the issuance by the SEC of any stop order of which the Holding Company or its counsel is aware or should be aware suspending the effectiveness of the Registration Statement or any order preventing the use of a related Prospectus, or the initiation or any threats of any proceedings for such purposes;

               (4) of the receipt by the Holding Company of any written notification of the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or any threats of any proceeding for that purpose; and

               (5) if at any time the representations and warranties of the Holding Company contemplated by paragraph (i)(1) below cease to be true and correct in any material respect;

          (g) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to the Holders an earnings statement which shall satisfy the provisions of Section 11(a) of the Securities Act, provided that the Holding Company shall be deemed to have complied with this paragraph if it has complied with Rule 158 under the Securities Act;

          (h) use commercially reasonable efforts to cause all such Registrable Securities to be listed on any securities exchange or automated quotation system on which the Holding Company Common Stock is then listed, if such Registrable Securities are not already so listed and if such listing is then permitted under the rules of such exchange or automated quotation system, and to provide a transfer agent and registrar for such Registrable Securities covered by such Registration Statement no later than the effective date of such Registration Statement;

          (i) enter into agreements (including underwriting agreements) and take all other appropriate and reasonable actions in order to expedite or facilitate the disposition of such Registrable Securities and in such connection, whether or not an underwriting agreement is entered into and whether or not the registration is an underwritten registration:

               (1) make such representations and warranties to the Holders of such Registrable Securities and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in comparable underwritten offerings;

               (2) obtain opinions of counsel to the Holding Company thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters, if any, and the Holders of a majority in number of the Registrable Securities being sold) addressed to each Holder and the underwriters, if any, covering the matters customarily covered in opinions requested in comparable underwritten offerings and such other matters as may be reasonably requested by the Holders of a majority in number of the Registrable Securities being sold and the managing underwriter, if any;

               (3) obtain "cold comfort" letters and bring-downs thereof from the Holding Company's independent certified public accountants addressed to the selling Holders of Registrable Securities and the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in "cold comfort" letters by independent accountants in connection with underwritten offerings;

               (4) if requested, provide indemnification in accordance with the provisions and procedures of
          Section 10 hereof to all parties to be indemnified pursuant to said Section; and

               (5) deliver such documents and certificates as may be reasonably requested by the Holders of a majority in number of the Registrable Securities being sold and the managing underwriters, if any, to evidence compliance with clause (f) above and with any customary conditions contained in the underwriting agreement or other agreement entered into by the Holding Company.

          (j) cooperate with the Holders of Registrable Securities covered by such Registration Statement and the managing underwriter or underwriters or agents, if any, to facilitate, to the extent commercially reasonable under the circumstances, the timely preparation and delivery of certificates (not bearing any restrictive legends) representing the securities to be sold under such Registration Statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or underwriters or agents, if any, or such Holders may request;

          (k) if reasonably requested by the managing underwriter or underwriters or a Holder of Registrable Securities being sold in connection with an underwritten offering, incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriters and the Holders of a majority in number of the Registrable Securities being sold agree should be included therein relating to the plan of distribution with respect to such Registrable Securities, including, without limitation, information with respect to the principal amount of Registrable Securities being sold to such underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering and make all required filings of such Prospectus supplement or post-effective amendment as promptly as practicable upon being notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

          (l) provide any Holder of Registrable Securities included in such Registration Statement, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such Holder or underwriter (collectively, the "Inspectors") with reasonable access to appropriate officers of the Holding Company and the Holding Company's subsidiaries to ask questions and to obtain information reasonably requested by any such Inspector and make available for inspection all financial and other records and other information, pertinent corporate documents and properties of any of the Holding Company and its subsidiaries and affiliates (collectively, the "Records"), as shall be reasonably necessary to enable them to exercise their due diligence responsibility; provided, however, that the Records that the Holding Company determines, in good faith, to be confidential and which it notifies the Inspectors in writing are confidential shall not be disclosed to any Inspector unless such Inspector signs a confidentiality agreement reasonably satisfactory to the Holding Company but in any event permitting disclosure by an Inspector if (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission of a material fact in such Registration Statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction; provided further, however, that any decision regarding the disclosure of information pursuant to subclause (i) shall be made only after consultation with counsel for the applicable Inspectors. Each Holder of Registrable Securities agrees that it will, promptly after learning that disclosure of such Records is sought in a court having jurisdiction, give notice to the Holding Company and allow the Holding Company, at the Holding Company's expense, to undertake appropriate action to prevent disclosure of such Records; and

          (m) in the event of the issuance of any stop order of which the Holding Company or its counsel is aware or should be aware suspending the effectiveness of the Registration Statement or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any Registrable Securities included in the Registration Statement for sale in any jurisdiction, the Holding Company will use commercially reasonable efforts promptly to obtain its withdrawal; and the period for which the Registration Statement shall be kept effective shall be extended by a number of days equal to the number of days between the issuance and withdrawal of any stop orders (a "Section 7(m) Period").

          The Holding Company may require each Holder of Registrable Securities as to which any registration is being effected to furnish the Holding Company with such information regarding such Holder and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Holding Company may from time to time reasonably request in writing.

          Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Holding Company of the happening of any event of the kind described in Section 7(e), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Prospectus or Registration Statement covering such Registrable Securities until such Holder's receipt of the copies of the supplemented or amended Prospectus contemplated by
Section 7(e), and, if so directed by the Holding Company, such Holder will deliver to the Holding Company (at the Holding Company's expense) all copies, other than permanent file copies then in such Holder's possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.

          8. Registration Expenses. The Holding Company will pay all Registration Expenses in connection with all registrations of Registrable Securities pursuant to Sections 3 and 4 upon the written request of any of the Holders, and each Holder shall pay (x) any fees or disbursements of counsel to such Holder (other than Counsel to the Holders) and (y) all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such Holder's Registrable Securities pursuant to the Registration Statement.

          9.  Reports Under the Exchange Act.  The Holding
Company agrees to:

          (a) file with the SEC in a timely manner all reports and other documents required of the Holding Company under the Exchange Act; and

          (b) furnish to any Holder, during the Effective Period, forthwith upon request (A) a written statement by the Holding Company that it has complied with the current public information and reporting requirements of Rule 144 under the Securities Act and the Exchange Act and (B) a copy of the most recent annual or quarterly report of the Holding Company and such other reports and documents so filed by the Holding Company.

          10.  Indemnification; Contribution.
(a) Indemnification by the Holding Company. The Holding Company agrees to indemnify and hold harmless each Holder of Registrable Securities, its officers, directors, agents, trustees, stockholders and each Person who controls such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), against all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees, disbursements and expenses) incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation arising out of or based upon (i) any violation by the Holding Company (or its officers, directors or controlling persons) of any Federal or state law, rule or regulation applicable to the Holding Company and relating to any action required or inaction by the Holding Company (or such other person) in connection with any Registration Statement, (ii) any untrue or alleged untrue statement of material fact contained in the Registration Statement, any Prospectus or preliminary Prospectus, or any amendment or supplement to any of the foregoing or (iii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or a preliminary Prospectus, in light of the circumstances then existing) not misleading, except in each case insofar as the same arise out of or are based upon any such untrue statement or omission made in reliance on and in conformity with information with respect to such indemnified party furnished in writing to the Holding Company by such indemnified party or its counsel expressly for use therein. In connection with an underwritten offering, the Holding Company will indemnify the underwriters thereof, their officers, directors, agents, trustees, stockholders and each Person who controls such underwriters (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as provided above with respect to the indemnification of the Holders of Registrable Securities. Notwithstanding the foregoing provisions of this Section 10(a), the Holding Company will not be liable to any Holder of Registrable Securities (or any officer, director, agent, trustee, stockholder or controlling person thereof), any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other Person, if any, who controls such Holder or underwriter (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), under the indemnity agreement in this
Section 10(a) for any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense that arises out of such Holder's or other Person's failure to send or deliver a copy of the final Prospectus to the Person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of the Registrable Securities to such Person if such statement or omission was corrected in such final Prospectus and the Holding Company has previously furnished copies thereof to such Holder or other Person in accordance with this Agreement.

          (b) Indemnification by Holders of Registrable Securities. In connection with the Registration Statement, each Holder will furnish to the Holding Company in writing such information, including the name, address and the amount of Registrable Securities held by such Holder, as the Holding Company reasonably requests for use in such Registration Statement or the related Prospectus and agrees to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 10(a)) the Holding Company, all other Holders or any underwriter, as the case may be, and any of their respective affiliates, directors, officers, agents, trustees, stockholders and controlling Persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), against any losses, claims, damages, liabilities and expenses resulting from
(i) any violation by such Holder (or its officers, directors, agents, trustees, stockholders or controlling persons) of any Federal or state law, rule or regulation relating to action required of or inaction by such Holder (or other Person) in connection with its offer and sale of Registrable Securities and
(ii) any untrue or alleged untrue statement of a material fact contained in, or any omission or alleged omission of a material fact required to be stated in, such Registration Statement or Prospectus or any amendment or supplement to either of them or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances then existing) not misleading, but only to the extent that any such untrue statement or omission is made in reliance on and in conformity with information with respect to such Holder furnished in writing to the Holding Company by such Holder or its counsel specifically for inclusion therein.

          (c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder agrees to give prompt written notice to the indemnifying party after the receipt by such indemnified party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such indemnified party may claim indemnification or contribution pursuant to this Agreement (provided that failure to give such notification shall not affect the obligations of the indemnifying party pursuant to this Section 10 except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure). In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under these indemnification provisions for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation, unless in the reasonable judgment of any indemnified party a conflict of interest is likely to exist, based on the written opinion of counsel, between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels. No indemnifying party, in defense of any such action, suit, proceeding or investigation, shall, except with the consent of each indemnified party, consent to the entry of any judgment or entry into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such action, suit, proceeding or investigation to the extent the same is covered by the indemnity obligation set forth in this Section 10. No indemnified party shall consent to entry of any judgment or enter into any settlement without the consent of each indemnifying party.

          (d) Contribution. If the indemnification from the indemnifying party provided for in this Section 10 is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages, liabilities and expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in
Section 10(c), any legal and other fees and expenses reasonably incurred by such indemnified party in connection with any investigation or proceeding.

          The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 10(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 10(d), no underwriter shall be required to contribute any amount in excess of the underwriting discount or commission applicable to the Registrable Securities underwritten by it. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Each Holder's obligation to contribute is several in the proportion that the proceeds of the offering received by such Holder bears to the total proceeds of the offering, and not joint.

          If indemnification is available under this Section 10, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 10(a) or (b), as the case may be, without regard to the relative fault of said indemnifying parties or indemnified party or any other equitable consideration provided for in this Section 10(d).

          (e) In no event shall any Holder of Registrable Securities be liable or required to contribute any amount under this Section 10 or otherwise in respect of any untrue or alleged untrue statement or omission or alleged omission for amounts in excess of the amount by which the total price at which the Registrable Securities of such Holder were offered to the public exceeds the amount of any damages which such Holder has otherwise been required to pay by reason of such untrue statement or omission.

          (f) The provisions of this Section 10 shall be in addition to any liability which any indemnifying party may have to any indemnified party and shall survive the termination of this Agreement.

          11.  Participation in Underwritten Offerings.   No
Holder of Registrable Securities may participate in any underwritten offering pursuant to Section 3 hereunder unless such Holder (a) agrees to sell such Holder's securities on the basis provided in any underwriting arrangements approved by the Holding Company in its reasonable discretion and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

          12.  Miscellaneous.  (a)  Remedies.  Each Holder of
Registrable Securities in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.

          (b) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Holding Company has obtained the written consent of Holders of at least a majority in number of the Registrable Securities then outstanding.

          (c) Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

               (i) if to a Holder of Registrable Securities, at the address of such Holder below such Holder's name on the signature pages hereof or, if not a party hereto or the date hereof, such other address as such Holder may designate to the Holding Company in writing; and

               (ii) if to the Holding Company to:



                    with copies to:


or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

          (d) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto, any Holder other than the Affiliates and any successors thereof; provided, however, that (i) any Holder shall have agreed in writing to become a Holder under this Agreement and to be bound by the terms and conditions hereof and (ii) subject to clause (i), this Agreement and the provisions of this Agreement that are for the benefit of the Holders shall not be assignable by any Holder to any Person that is not so permitted to be a Holder, and any such purported assignment shall be null and void.

          (e) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          (f) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New
York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          (h) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby and that all remaining provisions contained herein shall not be in any way impaired thereby.

          (i) Entire Agreement. This Agreement is intended by the parties as a final expression and a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter hereof. There are no restrictions, promises, warranties or undertakings with respect to the subject matter hereof, other than those set forth or referred to herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.


          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.



                              THE WALT DISNEY COMPANY,

                                by
                                   _________________________
                                   Name:
                                   Title:


                              [AFFILIATES],

                                by
                                   _________________________
                                   Name:
                                   Title:

                            EXHIBIT D

                         STOCK AGREEMENT



     STOCK AGREEMENT, dated as of July 31, 1995, among The Walt
Disney Company, a Delaware corporation ("Purchaser"), Berkshire
Hathaway, Inc., a Delaware corporation ("BH") and Thomas S.
Murphy (solely for purposes of Section 1.04 hereof).

     Whereas, as of the date hereof subsidiaries and affiliates of BH (the "Shareholders") own (either beneficially or of record) 20,000,000 shares of common stock, par value $0.10 per share ('Company Common Stock"), of Capital Cities/ABC Inc., a New York corporation (the "Company") (all such shares and any shares hereafter acquired by the Shareholders prior to the termination of this Agreement being referred to herein the Shares");

     Whereas, concurrently herewith, the Purchaser and the Company are entering into an Agreement and Plan of Reorganization (as such Agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub B (as defined in the Merger Agreement) will be merged (the "Company Merger") with and into the Company; and

     Whereas, as a condition to the willingness of the Purchaser to enter into the Merger Agreement, the Purchaser has requested that each Shareholder agree, and, in order induce the Purchaser to enter into the Merger Agreement, each Shareholder has agreed to to grant the Purchaser proxies to vote such Shareholder's Shares;

     Now, Therefore, in consideration of the premises and of the mutual representations warranties, covenants and agreements set forth herein and in the Merger Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:


                            ARTICLE I


     Section 1.01. Transfer of Shares. Until the close of business on the date of the special meeting of shareholders called to consider and vote upon the Company Merger (the "Special Meeting") and except as otherwise provided herein, BH will cause each Shareholder not to (a) sell, pledge or otherwise dispose of any of its Shares, (b) deposit its Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy with respect thereto or (c) enter into any contact, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Company Common Stock.

     Section 1.02. Voting of Shares; Further Assurances. BH will cause each Shareholder, by this Agreement, with respect to those Shares that it owns of record on the record date for voting at the Special Meeting, to vote such shares (or to execute written consents with respect to such Shares) (i) in favor of the adoption of the Merger Agreement and approval of the Company Merger and the other transactions contemplated by the Merger Agreement, (ii) against any Alternative Proposal (as defined in the Merger Agreement) and (iii) in favor of any other matter necessary to consummation of the transactions contemplated by the Merger Agreement and considered and voted upon at the Special Meeting. BH will cause each Shareholder to cause the Shares owned by it beneficially to be voted in accordance with the foregoing. BH acknowledges receipt and review of a copy of the Merger Agreement.

     Section 1.03. No Solicitation. Prior to the Effective Time, (a) BH shall not permit any Shareholder or any subsidiary of any Shareholder or any of their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) to, initiate, solicit, or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to the Company's shareholders) with respect to an Alternative Proposal (as defined in the Merger Agreement) or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal and (b) BH will cause each Shareholder to notify the Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it

     Section 1.04. Prior Proxy, Thomas S. Murphy hereby agrees to relinquish all rights with respect to, and to not exercise any rights or powers pursuant to, the proxies given by the Shareholders pursuant to that certain Agreement dated July 2, 1986 among Capital Cities Communications, Inc., a New York corporation, and the Shareholders, as amended, and releases each Shareholder from any further liability or obligation thereunder to the extent necessary to comply with this Agreement.


                           ARTICLE II


     Section 2.01. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

          (a)  If to the Purchaser:

               The Walt Disney Company
               500 South Buena Vista Street
               Burbank, CA 91521
               Attention: General Counsel

               with a copy to:

               Dewey Ballantine
               1301 Avenue of the Americas
               New York, NY 10019
               Attention: Morton A. Pierce
               Telecopier No.: (212) 259-6333

          (b)  If to a Shareholder, at the address set forth on
               Schedule I hereto.

               Berkshire Hathaway, Inc.
               1440 Kiewit Plaza
               Omaha, NE 68131
               Attention: Warren E. Buffet

               with a copy to:

               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, NY 10019
               Attention: Samuel C. Butler
               Telecopier No.: (212) 474-3700

     Section 2.02. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 2.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforce, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     Section 2.04. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     Section 2.05. Certain Events. BH agrees that this Agreement and the obligations hereunder shall attach to each Shareholder's Shares and shall be binding upon any person to which legal or beneficial ownership (as such term is applied under Rule 13d-3 of the Exchange Act) of such Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

     Section 2.06. Assignment. This Agreement shall, not be assigned by operation of law or otherwise.

     Section 2.07. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     Section 2.08. Specific Performance. The parties hereto agree that irreparable damages would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     Section 2.09.  Governing Law.  This Agreement shall be
governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles of conflicts of laws.

     Section 2.10. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which, taken together, shall constitute one and the same agreement.

     Section 2.11. Termination. This Agreement shall terminate automatically immediately upon termination of the Merger
Agreement.

     In Witness Whereof, the parties have executed this Agreement as of the date first above written.

                              THE WALT DISNEY COMPANY



                              By: _______________________________
                              Name:     Michael D. Eisner
                              Title:    Chairman of the Board
                                        and Chief Executive
                                        Officer




                              BERKSHIRE HATHAWAY, INC.



                              By: _______________________________
                              Name:     Warren E. Buffett
                              Title:    Chairman of the Board
                                        and Chief Executive
                                        Officer




                              __________________________________
                              Thomas S. Murphy
                              (Solely for purposes of Section
                              1.04 hereof)